UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Mercury Systems, Inc.
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September 5, 2017
Dear Shareholder:

We will hold our Annual Meeting of Shareholders on October 18, 2017, beginning at 10:00 a.m., local time, at our offices at 3601 East University Drive, Phoenix, Arizona 85034. We look forward to your attending the meeting either in person or by proxy, but please note that due to security procedures you will be required to show a form of picture identification to gain access to our offices. The enclosed notice of meeting, proxy statement, and proxy card describe the proposals to be acted upon at the meeting.

Please refer to the enclosed proxy statement for detailed information on each of the proposals. Your vote is important. Whether or not you expect to attend the meeting, your shares should be represented. Therefore, we urge you to complete, sign, date, and promptly return the enclosed proxy card.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest in our company.

Sincerely yours,

Mark Aslett, President, Chief Executive Officer, and Director

MERCURY SYSTEMS, INC.
50 MINUTEMAN ROAD
ANDOVER, MA 01810
(978) 256-1300

Notice of Annual Meeting of Shareholders

To Be Held on October 18, 2017

The Annual Meeting of Shareholders of MERCURY SYSTEMS, INC. will be held on October 18, 2017, at 10:00 a.m., local time, at our offices at 3601 East University Drive, Phoenix, Arizona 85034, for the following purposes:

1.
To elect three Class II directors nominated by the Board of Directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified, and to elect one Class I director nominated by the Board of Directors, to serve for a two-year term and until her successor has been duly elected and qualified.

2.    To hold an advisory vote on the compensation of our named executive officers (the “say-on-pay” vote).

3.    To hold an advisory vote on the frequency of holding future say-on-pay votes.

4.    To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2018.

5.    To consider and act upon any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

Proposal Number One relates solely to the election of three Class II directors and one Class I director nominated by the Board of Directors and does not include any other matters relating to the election of directors, including, without limitation, the election of directors nominated by any Mercury shareholder.

The Board of Directors has fixed the close of business on August 14, 2017 as the record date for the meeting. All shareholders of record on that date are entitled to notice of and to vote at the meeting.

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY CARD OR YOU MAY WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on October 18, 2017: This proxy statement and Annual Report and Form 10-K for our fiscal year ended June 30, 2017 are available at www.edocumentview.com/MRCY.

By Order of the Board of Directors

Christopher C. Cambria Secretary

Andover, Massachusetts
September 5, 2017

MERCURY SYSTEMS, INC.
50 MINUTEMAN ROAD
ANDOVER, MA 01810
(978) 256-1300
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We are mailing this proxy statement, with the accompanying proxy card, to you on or about August 30, 2017 in connection with the solicitation of proxies by the Board of Directors of Mercury Systems, Inc. (“Mercury”) for the annual meeting of shareholders to be held on October 18, 2017, and any adjournment or postponement of that meeting. The meeting will be held on October 18, 2017, beginning at 10:00 a.m., local time, at our offices at 3601 East University Drive, Phoenix, Arizona 85034. You are invited to attend the meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting in person to vote your shares. You may simply complete, sign, date, and return your proxy card in order to have your shares voted at the meeting on your behalf.
What am I voting on?
There are four matters scheduled for a vote:

•
election of three Class II directors nominated by the Board of Directors, each to serve for a three-year term and until his or her successor has been duly elected and qualified, and the election of one Class I director nominated by the Board of Directors, to serve for a two-year term and until her successor has been duly elected and qualified;

•	an advisory vote on the compensation of our named executive officers (the “say-on-pay” vote);

•	an advisory vote on the frequency of holding future say-on-pay votes; and

•	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2018.
Who can attend and vote at the meeting?
Shareholders of record at the close of business on August 14, 2017 are entitled to attend and vote at the meeting. Each share of our common stock is entitled to one vote on all matters to be voted on at the meeting, and can be voted only if the record owner is present to vote or is represented by proxy. The proxy card provided with this proxy statement indicates the number of shares of common stock that you own and are entitled to vote at the meeting.
What constitutes a quorum at the meeting?
The presence at the meeting, in person or represented by proxy, of the holders of a majority of our common stock outstanding on August 14, 2017, the record date, will constitute a quorum for purposes of the meeting. On the record date, 48,105,292 shares of our common stock were outstanding. For purposes of determining whether a quorum exists, proxies received but marked “abstain” and so-called “broker non-votes” (described below) will be counted as present.
How do I vote by proxy?
If you properly fill in your proxy card and our transfer agent receives it in time to vote at the meeting, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. No postage is required if your proxy card is mailed in the United States in the return envelope that has been enclosed with this proxy statement.
If you sign, date, and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares as follows:

•	FOR the election of the nominees for one Class I director and three Class II directors named below under “Proposal 1: Election of One Class I Director and Three Class II Directors;”

•	FOR the approval of, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement;

•	FOR the approval of, on an advisory basis, the holding of future say-on-pay votes on an annual basis; and

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2018; and

•	in the proxy’s discretion as to any other business which may properly come before the meeting or any adjournment or postponement of the meeting.

How do I vote if my shares are held by my broker?
If your shares are held by your broker in “street name,” you will need to instruct your broker concerning how to vote your shares in the manner provided by your broker. If your shares are held in “street name” and you wish to vote them in person at the meeting, you must obtain from your broker a properly executed legal proxy identifying you as a Mercury shareholder, authorizing you to act on behalf of the broker at the meeting, and specifying the number of shares with respect to which the authorization is granted.
What discretion does my broker have to vote my shares held in “street name”?
A broker holding your shares in “street name” must vote those shares according to any specific instructions it receives from you. If specific instructions are not received, your broker may vote your shares in its discretion, depending on the type of proposal involved. Under applicable rules, there are certain matters on which brokers may not vote without specific instructions from you, such as the election of directors and the advisory votes on say-on-pay and the frequency of holding future say-on-pay votes. If such matters come before the meeting and you have not specifically instructed your broker how to vote your shares, your shares will not be voted on those matters, giving rise to what is called a “broker non-vote.” Shares represented by broker non-votes will be counted for purposes of determining the existence of a quorum for the transaction of business, but for purposes of determining the number of shares voting on a particular proposal, broker non-votes will not be counted as votes cast or shares voting.
Can I change my vote after I return my proxy card?
Yes. You may change your vote at any time before your proxy is exercised. To change your vote, you may:

•	deliver to our Secretary a written notice revoking your earlier vote;

•	deliver to our transfer agent a properly completed and signed proxy card with a later date; or

•	vote in person at the meeting.
Your attendance at the meeting will not be deemed to revoke a previously delivered proxy unless you clearly indicate at the meeting that you intend to revoke your proxy and vote in person.
How are votes counted?

•
Election of directors. A director nominee receiving a majority of the votes properly cast at the meeting for the nominee’s election (meaning he or she receives more votes cast “FOR” than cast “WITHHOLD”) will be elected director. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.

•
All other proposals. All of the other proposals at the meeting require the favorable vote of a majority of the votes cast on the matter. Abstentions and broker non-votes, which are described above, will have no effect on the outcome of voting on these matters.

How is Mercury soliciting proxies?
We bear the cost of preparing, assembling, and mailing the proxy material relating to the solicitation of proxies by the Board of Directors for the meeting. In addition to the use of the mails, certain of our officers and regular employees may, without additional compensation, solicit proxies in person, by telephone, or by other means of communication. We will also request brokerage houses, custodians, nominees, and fiduciaries to forward copies of the proxy material to those persons for whom they hold shares, and will reimburse those record holders for their reasonable expenses in transmitting this material.

PROPOSAL 1: ELECTION OF ONE CLASS I DIRECTOR AND THREE CLASS II DIRECTORS
Who sits on the Board of Directors?
Our by-laws provide for a Board of Directors of not fewer than three nor more than fifteen directors. As permitted by Massachusetts law, the Board of Directors is divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the whole number of the Board of Directors. The Board of Directors currently consists of nine members, with James K. Bass, Michael A. Daniels, and Lisa S. Disbrow serving as Class I directors, Mark Aslett, Mary Louise (ML) Krakauer, and William K. O’Brien serving as Class II directors, and George K. Muellner, Mark S. Newman and Vincent Vitto serving as Class III directors.
The terms of the Class I, Class II, and Class III directors expire in 2019, 2017, and 2018, respectively. With the expiration of its respective term, each class is nominated for election for a subsequent three-year term. The Board of Directors increased the size of the Board from seven to nine members and elected Lisa S. Disbrow and ML Krakauer as directors on July 25, 2017. Ms. Disbrow was elected as a Class I Director and Ms. Krakauer was elected as a Class II Director, each to stand for re-election at our 2017 Annual Meeting of Shareholders. We are proposing that the Class II nominees listed below, which consist of three incumbent directors, Mark Aslett, ML Krakauer, and William K. O'Brien, be elected to serve terms of three years and that the Class I nominee, Lisa S. Disbrow, an incumbent director, be elected to serve a term of two years, and in each case until their successors are duly elected and qualified or until they sooner die, resign, or are removed.
Directors’ Qualifications and Diversity
The Board of Directors believes that the Board, as a whole, should possess a combination of skills, professional experience, and backgrounds necessary to oversee the Company’s business. In addition, the Board of Directors believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria. Accordingly, the Board of Directors and the Nominating and Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board of Directors’ overall composition and the Company’s current and future needs.
The Nominating and Governance Committee is responsible for developing and recommending Board of Director membership criteria to the Board for approval. The criteria include independent and sound judgment, integrity, the ability to commit sufficient time and attention to Board of Director activities, and the absence of conflicts with the Company’s interests. In addition, the Nominating and Governance Committee periodically evaluates the composition of the Board of Directors to assess the skills and experience that are currently represented on the Board of Directors as well as the skills and experience that the Board of Directors will find valuable in the future, given the Company’s current situation and strategic plans. While the Nominating and Governance Committee does not have an explicit policy with respect to diversity, it may consider the Board’s diversity of qualifications in terms of industry experience, functional skills, age, gender, governance service on other boards, prior work experience, educational background, and other important considerations. The Nominating and Governance Committee believes that it is important that Board of Director members represent diverse viewpoints and perspectives in their application of judgment to Company matters. In evaluating director candidates, and considering incumbent directors for renomination to the Board of Directors, the Nominating and Governance Committee considers, among other things, each nominee’s independence, financial literacy, personal and professional accomplishments, and experience.
During fiscal 2017, the Nominating and Governance Committee reviewed the size of the Board of Directors and its membership and determined that it was in the best interests of Mercury and its shareholders to increase the size of the Board by up to two directors, with a focus on increasing the gender and age diversity of the Board through the additional members. The Nominating and Governance Committee engaged a director recruitment firm with a recognized focus on Board diversity to search for additional directors to potentially join the Board. The Nominating and Governance Committee engaged in a director search during fiscal 2017. Upon the recommendation of the Nominating and Governance Committee, the Board of Directors elected Lisa S. Disbrow and ML Krakauer to the Board of Directors on July 25, 2017.

Recommendation
The Board of Directors recommends a vote “FOR” the election of the nominees listed below.
Information about the Directors
The persons named as proxies in the accompanying proxy card will vote, unless authority is withheld, for the election of the three Class II nominees and the one Class I nominee named below. We have no reason to believe that any of the nominees will be unavailable for election. However, if any one of them becomes unavailable, the persons named as proxies in the accompanying proxy card have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the meeting may be filled by the Board.

The following information was provided by each of the incumbent directors whose term will continue after the meeting.

Name	Age	Year First Elected a Director	Principal Occupation
Class II Directors—Nominated for a Term Ending in 2020:
Mark Aslett	49	2007
Mr. Aslett has served as our President and Chief Executive Officer since November 2007. Prior to that, he was Chief Operating Officer and Chief Executive Officer of Enterasys Networks, a public technology company, from 2003 to 2006, and held various positions with Marconi plc and its affiliated companies, including Executive Vice President of Marketing, Vice President of Portfolio Management, and President of Marconi Communications—North America, from 1998 to 2002. Mr. Aslett served on the Board of Directors of Enterasys Networks from 2004 to 2006. He has also held positions at GEC Plessey Telecommunications, as well as other telecommunications-related technology firms. Mr. Aslett provides an insider’s perspective in Board discussions about the business and strategic direction of the Company with his detailed knowledge of the Company’s employees, customers, suppliers, business prospects, and markets.

Mary Louise (ML) Krakauer	60	2017
Ms. Krakauer retired as the Executive Vice President, Chief Information Officer of Dell Corporation in 2017, where she was responsible for global IT, including all operations and integration activity. She served as the Executive Vice President, Chief Information Officer of EMC Corporation in 2016. Prior to that she served as EVP, Business Development, Global Enterprise Services for EMC Corporation during 2015 and as Executive Vice President, Global Human Resources for EMC Corporation from 2012 to 2015, where she was responsible for executive, leadership, and employee development, compensation and benefits, staffing, and all of the people-related aspects of acquisition integration. Previously, she held leadership roles at EMC Corporation, Hewlett-Packard Corporation, Compaq Computer Corporation, and Digital Equipment Corporation. Ms. Krakauer’s qualifications to serve on our Board of Directors include her extensive executive experience in the technology industry, experience integrating acquired companies, and experience with leading the HR function of a public company, including executive compensation and benefits.

William K. O’Brien	73	2008
Mr. O’Brien served as Executive Chairman at Enterasys Networks, a public technology company, from 2003 until his retirement in 2006. He served as Chief Executive Officer of Enterasys from 2002 to 2004, and as a member of the Board of Directors of Enterasys from 2002 to 2006. Prior to working at Enterasys, he worked for PricewaterhouseCoopers where he held several different senior management positions. Mr. O’Brien had over 33 years of experience in auditing and professional services while at PricewaterhouseCoopers. He has been a director of Virtusa Corporation, a publicly-traded company, since 2008. Mr. O’Brien is one of our “audit committee financial experts.” Mr. O’Brien’s qualifications to serve on our Board of Directors include his executive experience in the technology industry, including being the Chairman and Chief Executive Officer of a public technology company, and his strong accounting and financial expertise.

Name	Age	Year First Elected a Director	Principal Occupation
Class I Director—Nominated for a Term Ending in 2019:
Lisa S. Disbrow	54	2017
Ms. Disbrow retired as the Under Secretary of the Air Force in 2017. She was responsible for the affairs of the Department of the Air Force, including organizing, training, equipping, and providing for the welfare of approximately 660,000 active duty, Guard, Reserve and civilian Airmen and their families, worldwide. She oversaw the Air Force’s annual budget of more than $132 billion and directed strategy and policy development, risk management, weapons acquisition, technology investments and human resource management across a global enterprise. Prior to the confirmation of the current Secretary of the Air Force in May 2017, Ms. Disbrow served as the Acting Secretary of the Air Force. In 2014, Ms. Disbrow was confirmed by the U.S. Senate as the Assistant Secretary of the Air Force for Financial Management and Comptroller, the principal senior official on all financial matters. Ms. Disbrow was commissioned into the U.S. Air Force in 1985 and her 23 years of uniformed service culminated in 2008 when she retired as a colonel from the Air Force Reserve. Ms. Disbrow is one of our “audit committee financial experts.” Ms. Disbrow's qualifications to serve on our Board of Directors include her extensive military and budget experience in the Company’s target defense market, her defense procurement experience, and her knowledge of defense and aerospace technology.

Name	Age	Year First Elected a Director	Principal Occupation
Class I Directors—Serving a Term Ending in 2019:
James K. Bass	60	2010
Mr. Bass has served as a director of TTM Technologies, Inc., a publicly-traded global printed circuit board manufacturer, since September 2000, and as a director of Tigrent, Inc., a publicly-traded provider of information for real estate and financial investing, since May 2010. From September 2005 to June 2009, Mr. Bass served as the Chief Executive Officer and a director of Piper Aircraft, Inc., a general aviation manufacturing company. He served as the Chief Executive Officer and a director of Suntron Corporation, a provider of high mix electronic manufacturing services, from its incorporation in May 2001 until May 2005, and as Chief Executive Officer of EFTC Corporation, a subsidiary of Suntron Corporation, from July 2000 until April 2001. From 1992 to July 2000, Mr. Bass was a Senior Vice President of Sony Corporation. Prior to that, Mr. Bass spent 15 years in various manufacturing management positions at the aerospace group of the General Electric Company. Mr. Bass is one of our “audit committee financial experts.” Mr. Bass’ qualifications to serve on our Board of Directors include his extensive experience in the technology marketplace, his executive and operational experience as the Chief Executive Officer of a public company, and his broad experience with accounting and audit matters for publicly-traded companies.

Michael A. Daniels	71	2010
Mr. Daniels served as Chairman of the Board of Mobile 365, Inc. from May 2005 to November 2006 and served as its Chief Executive Officer from December 2005 to August 2006.  Sybase acquired Mobile 365, Inc. in November 2006 and renamed it Sybase 365, Inc.  Mr. Daniels was a director of Sybase, a publicly-traded global enterprise software and services company, from 2007 until its acquisition by SAP in 2010.  From December 1986 to May 2004, Mr. Daniels served in a number of senior executive positions at Science Applications International Corporation (SAIC), a publicly-traded scientific, technical, and professional services firm, including Sector Vice President from February 1994 to May 2004.  Mr. Daniels served as Chairman and Chief Executive Officer of Network Solutions, Inc., an internet company, from March 1995 to June 2000 when Verisign purchased Network Solutions.  From June 2007 to July 2009, Mr. Daniels served on the Board of Directors of Luna Innovations, a high technology manufacturer.  From 2007 to 2013 Mr. Daniels served as Chairman of GlobalLogic.  Apax Partners purchased GlobalLogic in 2013.  In addition to his role at Mercury, he currently serves on the Board of Directors of Blackberry, CACI International, as the Chairman of the Logistics Management Institute (since 2010) and as Chairman of Invincea Labs. Mr. Daniels’ qualifications to serve on our Board of Directors include his extensive executive experience in the technology industry and experience serving as a director of public companies, including software and technology companies.

Name	Age	Year First Elected a Director	Principal Occupation
Class III Directors—Serving a Term Ending in 2018:
Vincent Vitto	76	2006
Mr. Vitto served as President and Chief Executive Officer of The Charles Stark Draper Laboratory, Inc., a research and development laboratory, from 1997 to his retirement in 2006. Prior to that, he spent 32 years of increasing responsibility at MIT Lincoln Laboratory, a research and development laboratory, rising to Assistant Director for Surface Surveillance and Communications. Mr. Vitto’s qualifications to serve on our Board of Directors include his exceptional understanding of defense technology, particularly related to surveillance and communications, and experience managing major defense research laboratories.

George K. Muellner	74	2010
Mr. Muellner served as the President of Advanced Systems for the Integrated Defense Systems business unit of The Boeing Company, responsible for developing advanced cross-cutting concepts and technologies, and executing new programs, until his retirement in February 2008. Prior to this assignment, he was Vice President-General Manager of Air Force Systems at Boeing since July 2002. He joined Boeing in 1998. Prior to that, he served 31 years in the U.S. Air Force, retiring as a Lieutenant General from the position of Principal Deputy for the Office of the Assistant Secretary of the Air Force for Acquisition in Washington, D.C. A highly decorated veteran, Mr. Muellner spent most of his career as a fighter pilot and fighter weapons instructor, test pilot, and commander. Mr. Muellner’s qualifications to serve on our Board of Directors include his executive experience with defense contracting, his military experience in the Company’s target defense market, and his knowledge of defense and aerospace technology.

Mark S. Newman	67	2015
Mr. Newman was the Chairman and Chief Executive Officer of DRS Technologies, Inc., a publicly-traded defense electronics company, until his retirement in January 2012. He joined the DRS in 1973, four years after its founding, and became President and CEO in 1994, after serving many years as the company’s Chief Financial Officer. He was named a director in 1988, and in 1995, was elected Chairman of the Board of DRS. Mr. Newman is also a director on the board of American Biltrite, Inc. Mr. Newman is one of our “audit committee financial experts.” Mr. Newman’s qualifications to serve on our Board of Directors include his extensive experience in defense electronics, his executive and operational experience as the Chief Executive Officer of a public company, and his broad experience with accounting and audit matters for publicly-traded companies.

CORPORATE GOVERNANCE
Corporate Governance Highlights
Our commitment to good corporate governance stems from our belief that a strong governance framework creates long-term value for our shareholders, strengthens Board and management accountability, and builds trust in Mercury and its brand. Our governance framework includes the following highlights:

Board and Governance Information		Board and Governance Information
Size of the Board of Directors	9	Board Meetings Held During Fiscal 2017	7
Number of Independent Directors	8	Poison Pill	No
Average Age of Directors	65	Proxy Access	No
Average Director Tenure	6 years	Code of Conduct Business Conduct and Ethics	Yes
Women Board Members	22%	Stock Ownership Guidelines for Directors and CEO	Yes
Classified Board of Directors	Yes	Anti-Hedging and Pledging Policies	Yes
Majority Voting in Director Elections	Yes	Compensation Clawback Policy	Yes
Plurality Voting in Contested Director Elections	Yes	Separate Chairman and CEO	Yes
Independence
The Board of Directors has determined that a majority of the members of the Board should consist of “independent directors,” determined in accordance with the applicable listing standards of the NASDAQ Global Select Market as in effect from time to time. Directors who are also Mercury employees are not considered to be independent for this purpose. For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with Mercury. A material relationship is one which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining whether a material relationship exists, the Board considers, among other things, the circumstances of any direct compensation received by a director or a member of a director’s immediate family from Mercury, any professional relationship between a director or a member of a director’s immediate family and Mercury’s outside auditors, any participation by a Mercury executive officer in the compensation decisions of other companies employing a director or a member of a director’s immediate family as an executive officer, and commercial relationships between Mercury and other entities with which a director is affiliated (as an executive officer, partner, or controlling shareholder). The Board has determined that directors who serve on the Audit Committee must qualify as independent under the applicable rules of the Securities and Exchange Commission (“SEC”), which limit the types of compensation an Audit Committee member may receive directly or indirectly from Mercury and require that Audit Committee members not be “affiliated persons” of Mercury or its subsidiaries. In addition, the Board of Directors has determined that directors who serve on the Compensation Committee must satisfy the standards for being considered a “non-employee director” within the meaning of Securities and Exchange Commission Rule 16b-3 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.
Consistent with these considerations, the Board has determined that all of the members of the Board are independent directors, except Mr. Aslett, who is Mercury's President and Chief Executive Officer.
How are nominees for the Board selected?
Our Nominating and Governance Committee is responsible for identifying and recommending nominees for election to the Board. The Committee will consider nominees recommended by a shareholder if the shareholder submits the nomination in compliance with applicable requirements. The Committee did not receive any shareholder nominations for election of directors at this year’s meeting. With respect to the nominees for Class II director standing for election at the meeting, Messrs. Aslett and O'Brien were each most recently elected as a Class II director at 2014 Annual Meeting of Shareholders and Ms. Krakauer was elected to the Board at the Board of Directors meeting held on July 25, 2017. With respect to the nominee of Class I director standing for election at the meeting, Ms. Disbrow was elected to the Board at the Board of Directors meeting held on July 25, 2017.
When considering a potential candidate for membership on the Board, the Nominating and Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to the Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment, and to be effective, with the other directors, in collectively serving the long-term interests of our shareholders. In addition to these minimum qualifications, when considering potential candidates for the Board, the Committee seeks to ensure that the Board is comprised of a majority of independent directors and that the committees of the Board are comprised entirely of independent directors. The Nominating and Governance Committee may also consider any other standards that it deems appropriate, including whether a potential candidate has direct experience in our industry and whether such candidate, if elected, would assist in achieving a mix of directors that represents a diversity of backgrounds and experiences. In practice, the Committee generally will evaluate and consider all candidates recommended by our directors, officers, and shareholders. The Committee intends to consider shareholder recommendations for directors using the same criteria that would be used with potential nominees recommended by members of the Committee or others.
Shareholders who wish to submit director candidates for consideration should send such recommendations to our Secretary at our executive offices not less than, unless a lesser time period is required by applicable law, 120 days nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of stockholders or special meeting in lieu of an annual meeting. Such recommendations must include the following information as to each person whom the shareholder proposes to nominate for election or reelection as a director:

•	the name and address of the shareholder and each of his or her nominees;

•	a description of all arrangements or understandings between the shareholder and each such nominee;

•	such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominees of such shareholder; and

•	the consent of each nominee to serve as a Director if so elected.

In addition, such recommendations must include the following information as to each shareholder giving the notice:

•
the number of all shares of Mercury stock held of record, owned beneficially (directly or indirectly) and represented by proxy by such shareholder as of the date of such notice and as of one year prior to the date of such notice;

•
a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder;

•	a description of any derivative position held or beneficially held (directly or indirectly) by such shareholder with respect to Mercury stock;

•
a description of any proxy, contract, arrangement, understanding, or relationship between such shareholder and any other person or persons (including their names and addresses) in connection with the nomination or nominations to be made by such shareholder or pursuant to which such shareholder has a right to vote any Mercury stock; and

•
a description of any proportionate interest in Mercury stock or derivative positions with respect to Mercury held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in such a general partner.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director. Shareholders must also submit any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information contained elsewhere in this proxy statement under the heading “Shareholder Proposals for the 2018 Annual Meeting.”
Can I communicate with Mercury’s directors?
Yes. Shareholders who wish to communicate with the Board or with a particular director may send a letter to Mercury Systems, Inc., 50 Minuteman Road, Andover, Massachusetts 01810, attention: Secretary. The mailing envelope should contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should clearly state whether the intended recipients are all members of the Board or certain specified individual directors. Our Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

What committees has the Board established?
The Board of Directors has standing Audit, Compensation, and Nominating and Governance Committees. As described above under the heading “Independence,” all of the members of the Audit, Compensation, and Nominating and Governance Committees are deemed to be independent directors. Each of these committees acts under a written charter, copies of which can be found on our website at www.mrcy.com on the “Investor Relations” page (which appears under the heading “About Us”) under “Corporate Governance.”
In addition, during fiscal 2011, the Board established an ad hoc M&A Review Committee consisting of independent directors. The ad hoc M&A Review Committee does not have a written charter but meets on an as needed basis to review potential M&A transactions and make a recommendation to the Board regarding potential transactions. In July 2017, the Board of Directors approved a delegation to the M&A Review Committee empowering the Committee to approve mergers, acquisitions, and dispositions of up to $25 million.
Audit Committee
The Audit Committee assists the Board in its oversight of management’s conduct of our accounting and financial reporting processes, including by providing oversight with respect to the financial reports and other financial information provided by our systems of internal accounting and financial controls, and the annual audit of our financial statements. The Audit Committee also reviews the qualifications, independence, and performance of our independent registered public accounting firm, pre-approves all audit and non-audit services provided by such firm and its fees, and discusses with management and our independent registered public accounting firm the quality and adequacy of our internal control over financial reporting. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm, which reports directly to the Audit Committee. The Audit Committee also is responsible for reviewing and approving related-person transactions in accordance with our Code of Business Conduct and Ethics and the Audit Committee charter.
Compensation Committee
The Compensation Committee is responsible for:

•	setting the compensation of our executive officers;

•
reviewing and approving employment agreements, consulting arrangements, severance or retirement arrangements, and change-in-control arrangements or provisions covering any of our current or former executive officers;

•	overseeing the administration of our equity-based and other long-term incentive plans;

•	exercising any fiduciary, administrative, or other function assigned to the committee under any of our health, benefit, or welfare plans, including our 401(k) retirement savings plan; and

•	reviewing the compensation and benefits for non-employee directors and making recommendations for any changes to our Board.
All of the independent directors on the Board annually review and approve our CEO’s corporate financial performance objectives, and evaluate the CEO’s performance in light of those goals and objectives. Based on the foregoing, the Compensation Committee sets the CEO’s compensation, including salary, target bonus, bonus and over-achievement payouts, and equity-based compensation, and any other special or supplemental benefits, which is then subject to ratification by a majority of the independent directors on our Board. Our CEO annually evaluates the contribution and performance of our other executive officers and provides input to the Compensation Committee, and the Compensation Committee sets their compensation. Our Senior Vice President, Chief Human Resources Officer and the Compensation Committee’s independent compensation consultant also make recommendations to the Compensation Committee regarding compensation for our executives.
The Compensation Committee may delegate to the CEO the authority to grant equity awards under the 2005 Plan to individuals who are not subject to the reporting and other requirements of Section 16 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may also delegate the administration of the health, benefit, and welfare plans within the scope of its oversight to our human resources and finance departments and to outside service providers, as appropriate.
The Compensation Committee’s independent compensation consultant provides input to the Compensation Committee regarding compensation for non-employee directors. The Compensation Committee then recommends any changes in the compensation and benefits for non-employee directors to the full Board for its consideration and approval.

The Compensation Committee is authorized to obtain advice and assistance from independent compensation consultants, outside legal counsel, and other advisors as it deems appropriate, at our expense. The Compensation Committee has engaged Aon Consulting/Radford (“Radford”) since 2005 to assist the Committee in applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. Representatives of Radford periodically attend meetings of the Compensation Committee, both with and without members of management present, and interact with members of our human resources department with respect to its assessment of the compensation for our executive officers. In addition, at the direction of the Compensation Committee, Radford may assist management in analyzing the compensation of our non-executive employees. For fiscal 2017, Radford’s services included providing compensation survey data for non-employee directors, executives, and non-executive employees.
Nominating and Governance Committee
The Nominating and Governance Committee assists the Board in identifying individuals qualified to become Board members, and recommends to the Board persons to be nominated for election as directors by the shareholders at the annual meeting of shareholders or by the Board to fill vacancies. The Committee has recommended the nominees for election at the annual meeting. In addition, the Committee oversees the process by which the Board assesses its effectiveness. In fiscal 2017, the Nominating and Governance Committee conducted a search for new director candidates that resulted in Lisa S. Disbrow and ML Krakauer being elected as directors on July 25, 2017.
Ad Hoc M&A Review Committee
The ad hoc M&A Review Committee was created during fiscal 2011 to assist the Board in reviewing M&A transactions and is comprised of only independent directors. The Committee does not have a written charter but meets on an as needed basis to review potential M&A transactions and make a recommendation to the Board regarding potential transactions. Effective July 25, 2017, the Board has delegated to the Committee the authority to approve the acquisition or disposition of any other company, or any division, business unit or line of business of Mercury, for a purchase price of up to $25 million.
How often did the Board and Committees meet during fiscal 2017?

The Board of Directors met seven times during fiscal 2017. The table below reports information about the committees during fiscal 2017:

Name	Audit Committee(1)	Compensation Committee	Nominating and Governance Committee	Ad Hoc M&A Review Committee
James K. Bass	X			Alternate
Michael A. Daniels		Chairman	X	X
George K. Muellner		X		Chairman
Mark S. Newman	X			X
William K. O’Brien	Chairman		X	X
Vincent Vitto		X	Chairman
Number of Meetings During Fiscal 2017	10	8	4	3

(1)	The Board has determined that each of Messrs. Bass, Newman, and O’Brien qualifies as an “audit committee financial expert” under Securities and Exchange Commission (SEC) rules.

(2)
Lisa S. Disbrow and ML Krakauer were elected to the Board of Directors on July 25, 2017 and accordingly are not reflected in the table above. Ms. Disbrow has been appointed to the Audit Committee and the Board has determined that Ms. Disbrow qualifies as an "audit committee financial expert" under SEC rules. Ms. Krakauer has been appointed to the Compensation Committee.

All of the directors attended at least 75% of the meetings of the Board of Directors and committees of the Board on which they served.
Our independent directors regularly meet in executive sessions outside the presence of management. The independent directors met four times during the last fiscal year in executive session without management present. All meetings, or portions of meetings, of the Board at which only independent directors were present were presided over by Mr. Vitto, our Chairman of the Board.

Does Mercury have a policy regarding director attendance at annual meetings of the shareholders?
Directors are encouraged to attend the annual meeting of shareholders, or special meeting in lieu thereof; however, we do not have a formal policy with respect to attendance at shareholder meetings. All of the directors then in office attended the 2016 annual meeting of shareholders.
Does Mercury have stock ownership guidelines for directors?
Each non-employee director is expected to own or control, directly or indirectly, shares of the Company's common stock equal to five times the value of the annual director cash retainer within five years of first becoming a non-employee director, or within five years of April 22, 2014, whichever is later. Each non-employee director is expected to retain such investment in the Company as long as he or she is a non-employee director. Exceptions to this stock ownership guideline may be approved from time to time by the Board as it deems necessary to address individual circumstances.
Does Mercury have stock ownership guidelines and holding requirements for its Chief Executive Officer?
The CEO is expected to own or control, directly or indirectly, shares of Mercury common stock with a value of at least five times the CEO’s base salary. The CEO is expected to meet this guideline within five years of first becoming CEO, or within five years of April 22, 2014, whichever is later, and is expected to retain such investment in the Company as long as he or she is the CEO. Prior to meeting the five times holding requirement per this guideline, after applicable tax withholding on the vesting of an equity award, the CEO is required to retain 50% of the net, after tax award until he or she is in compliance with the stock ownership guideline. Exceptions to this stock ownership guideline may be approved from time to time by the Board as it deems necessary to address individual circumstances.
Does Mercury have a Code of Business Conduct and Ethics?
Yes. We have adopted a Code of Business Conduct and Ethics applicable to our officers, directors, and employees. This code is posted on our website at www.mrcy.com on the “Investor Relations” page under “Corporate Governance.” We intend to satisfy our disclosure requirements regarding any amendment to, or waiver of, a provision of our Code of Business Conduct and Ethics by disclosing such matters on our website. Shareholders may request a copy of our Code of Business Conduct and Ethics free of charge by writing to Mercury Systems, Inc., 50 Minuteman Road, Andover, Massachusetts 01810, attention: Secretary.
Does Mercury have a method for the anonymous reporting of accounting concerns?
Yes. Our Code of Business Conduct and Ethics includes a means for the anonymous reporting of any concerns about accounting, internal accounting controls, or auditing matters. Any employee, supplier, customer, shareholder, or other interested party can submit a report via the following anonymous methods:
•by telephone voicemail at 866-277-5739;
•by emailing directly to mrcy@openboard.info; or

•	by submitting a complaint via the internet at www.openboard.info/mrcy/websubmit.cfm.

Does Mercury have a written policy governing related-person transactions?

Yes. We have adopted a written policy which provides for the review and approval by the Audit Committee of transactions involving Mercury in which a related person is known to have a direct or indirect interest and that are required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC. For purposes of this policy, a related person includes: (1) any of our directors, director nominees, or executive officers; (2) any known beneficial owner of more than 5% of any class of our voting securities; or (3) any immediate family member of any of the foregoing. In situations where it is impractical to wait until the next regularly scheduled meeting of the Audit Committee or to convene a special meeting of the Committee, the Chair of the Committee has been delegated authority to review and approve related-person transactions. Transactions subject to this policy may be pursued only if the Audit Committee (or the Chair of the Committee acting pursuant to delegated authority) determines in good faith that, based on all the facts and circumstances available, the transactions are in, or are not inconsistent with, the best interests of Mercury and our shareholders.

Does Mercury have a clawback policy?

Yes. We have adopted a clawback policy applicable to our executive officers. This policy is posted on our website at www.mrcy.com on the “Investor Relations” page under “Corporate Governance.” Pursuant to our policy, the Board of Directors shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results.

Does Mercury have a short sale and hedging policy?

Yes. Pursuant to our insider trading policy, no executive officer or director may at any time sell any securities of Mercury that are not owned by such person at the time of the sale. Also, no such executive officer or director may buy or sell puts, calls, or other derivative securities of Mercury at any time, except with the prior approval of the Chief Financial Officer or, in the case of directors, the Audit Committee of the Board of Directors. In addition, no such executive officer or director may hold Mercury securities in a brokerage margin account.

Does Mercury have a shareholder rights agreement?

No, Mercury does not have a shareholder rights agreement or other "poison pill".

How Does the Board of Directors Exercise Its Oversight of Risk?
Our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation. Our senior management engages in an enterprise risk management (“ERM”) process each fiscal year. The process consists of an annual assessment of risks and an ongoing review of risk mitigation efforts and assessment of new risk developments. At regularly scheduled Board meetings, our Director of Internal Audit reviews the key risks identified in the ERM process and management’s plans for mitigating such risks. Our directors have the opportunity to evaluate such risks and mitigation plans, to ask questions of management regarding those risks and plans, and to offer their ideas and insights to management as to these and other perceived risks and the implementation of risk mitigation plans.
In addition to discussions at regular Board meetings, the Audit Committee focuses on risks related to accounting, internal controls, financial and tax reporting, and related-party transactions; the Compensation Committee focuses on risks associated with our executive compensation policies and practices; the Nominating and Governance Committee focuses on risks associated with non-compliance with SEC and NASDAQ requirements for director independence and the implementation of our corporate governance policies; and the ad hoc M&A Review Committee focuses on risks related to our acquisition activities.
How is the Leadership of the Board of Directors Structured and How Does this Leadership Structure Impact Risk Oversight?
Our Board Policy provides that the Chairman of the Board will be elected from among the independent directors, barring the Board’s specific determination otherwise. If, in its judgment the Board determines that election of a non-independent Chairman would best serve the Company at a particular time, such a Chairman would be excluded from executive sessions of the independent directors. In such case, a Lead Independent Director, as appointed from time to time, would preside over executive sessions and would perform such other duties as might be determined from time to time by the Board.
The Board has determined that having a separate Chairman and Chief Executive Officer is the most appropriate leadership structure for the Board of Directors at this time. However, the roles of Chairman and CEO may be filled by the same or different individuals. This allows the Board of Directors flexibility to determine whether the two roles should be combined in the future based upon the Company’s needs and the Board of Directors’ assessment of the Company’s leadership from time to time.
As discussed above, our Chief Executive Officer and senior management are principally responsible for risk identification, management, and mitigation through our ERM process. Our Chairman of the Board is responsible for providing leadership for the Board, including the Board’s evaluation of management’s ERM process.
The Board of Directors meets in executive session without management present at each quarterly Board meeting and the Audit Committee meets in executive session at each quarterly Committee meeting, as well as having regular executive sessions with our Director of Internal Audit and our independent registered public accounting firm.

Do Our Compensation Programs Create a Reasonable Likelihood of Material Adverse Effects for the Company?
Our general employee compensation programs are substantially less weighted toward incentive compensation and equity awards than those for our executive officers. While managers below the executive officers do have incentive compensation tied to Company performance, and may receive equity awards in the form of restricted stock, the relative weight of their fixed salary compensation is much greater than for the executive officers. While some sales personnel are heavily dependent on sales-based commissions, the terms on which they may make sales are controlled by product line managers and corporate-level bookings and revenue recognition procedures overseen and administered by non-sales executives.
Although any compensation program can create incentives that may include an element of risk and prove to be inappropriate to future circumstances, or that may encourage behavior that proves to be risky for the organization, the Compensation Committee believes that our programs, for both executives and other employees, do not create a reasonable likelihood of material adverse effects for the Company. In reaching this conclusion, the Compensation Committee has considered the following:

•
Our compensation program consists of both fixed and variable components, as well as short and long-term performance measures. The fixed portion (i.e., base salary) provides a steady income to our employees regardless of the performance of our company or stock price. The variable portion (i.e., bonus and equity awards) is based upon company financial performance against short- and long-term objectives and multi-year time-based vesting criteria. This mix of compensation is designed to motivate our employees, including our executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks to the detriment of important business metrics.

•
For the variable portion of compensation, the executive bonus program is focused on profitability while the executive equity program awards have a mix of time-based and multi-year performance-based vesting. We believe that these programs provide a check on excessive risk taking because to inappropriately benefit one would be a detriment to the other. In addition, we prohibit all our executive officers from short selling Mercury stock or from buying or selling puts, calls, or other derivative securities related to Mercury stock. By prohibiting such hedging transactions our executives cannot insulate themselves from the effects of poor stock performance.

•
In order for any employee, including our executive officers, to be eligible for the corporate financial performance element of our bonus program, we must first achieve a certain level of profitability that is established by the Compensation Committee (we refer to this metric as “adjusted EBITDA”). We believe that focusing on profitability rather than other measures encourages a balanced approach to company performance and emphasizes consistent behavior across the organization.

•
Our executive bonus program payout is capped, as are our performance equity awards. We believe this mitigates excessive risk taking by limiting payouts even if we dramatically exceed our financial targets and other performance metrics.

•	Our bonus program has been structured around attaining a certain level of profitability for several years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

The calculation of our adjusted EBITDA for the executive bonus program is reviewed and defined annually by our Compensation Committee and is designed to keep it from being susceptible to manipulation by any employee, including our named executive officers.

DIRECTOR COMPENSATION
How are the directors compensated?
The Compensation Committee performs an annual review of non-employee director compensation. Our director compensation philosophy is to provide our non-employee directors with competitive compensation. Our compensation philosophy is intended to offer compensation that attracts highly qualified non-employee directors and retain the leadership and skills necessary to build long-term shareholder value. We target non-employee director compensation at the 75th percentile compared to our peer group.
Cash Compensation for Non-Employee Directors for Fiscal 2017
Directors who are also our employees receive no additional compensation for serving on the Board of Directors. During fiscal 2017, our non-employee directors received an annual cash retainer of $55,000 and the following positions received additional cash retainers:

Independent Chairman of the Board	$45,000	per annum
Chairman of the Audit Committee	19,000	per annum
Chairman of the Compensation Committee	15,000	per annum
Chairman of the Nominating and Governance Committee	10,500	per annum
All of these retainers are paid in cash in quarterly installments. Directors are also reimbursed for their reasonable expenses incurred in connection with attendance at Board and committee meetings.
Equity Compensation for Non-Employee Directors for Fiscal 2017
New non-employee directors are granted restricted stock awards in connection with their first election to the Board. These awards are granted by the Board of Directors and consist of the number of shares of common stock with a value equal to three times the annual cash retainer for non-employee directors divided by the average closing price of the Company’s common stock during the 30 calendar days prior to the date of grant. These awards will vest as to 50% of the covered shares on each of the first two anniversaries of the date of grant.
Non-employee directors may also receive annual restricted stock awards for the number of shares of common stock equal to $100,000 divided by the average closing price of Mercury's common stock during the 30 calendar days prior to the date of grant. These awards will vest as to 50% of the covered shares on the date of grant and as to the remaining covered shares on the first anniversary of the date of grant.
Non-employee directors will not be eligible to receive an annual restricted stock award for the fiscal year in which they are first elected. Non-employee directors who are first elected to the Board during the first half of the Company’s fiscal year will be eligible to receive an annual restricted stock award for the next fiscal year; otherwise, non-employee directors will not be eligible to receive their first annual restricted stock award until the second fiscal year following the fiscal year in which they are first elected to the Board.

Cash and Equity Compensation for Non-Employee Directors for Fiscal 2018

The Compensation Committee, with the assistance of the Committee's independent compensation consultant, performed its annual review of the Company's compensation for non-employee directors. Based on market data, including data for the company's current peer group, the Compensation Committee recommended, and the Board of Directors approved, the following changes to the compensation policy for non-employee directors effective for fiscal 2018:

•increase the annual cash retainer for the Audit Committee Chair from $19,000 to $25,000;

•increase the annual cash retainer for the Compensation Committee Chair from $15,000 to $20,000;

•increase the annual cash retainer for the Nominating and Governance Committee Chair from $10,500 to $12,000;

•	increase the value of the annual restricted stock award to continuing non-employee directors from $100,000 to $150,000; and

•increase the value of the initial restricted stock award to new non-employee directors from $165,000 to $225,000.

With the changes to non-employee director compensation approved for fiscal 2018, our non-employee director compensation falls between the 50th and 75th percentiles of our peer group.

How were the non-employee directors compensated for fiscal 2017?
The compensation paid to the non-employee members of the Board of Directors with respect to fiscal 2017 was as follows:
Non-Employee Director Compensation—Fiscal 2017

Name	Fees Earned	Restricted Stock Awards ($)(1)	Total
James K. Bass	$55,000	$100,380	$155,380
Michael A. Daniels	71,250	100,380	171,630
George K. Muellner	55,000	100,380	155,380
Mark S. Newman	55,000	100,380	155,380
William K. O’Brien	75,500	100,380	175,880
Vincent Vitto	110,875	100,380	211,255

(1)
This column represents the grant date fair value of restricted stock awards for fiscal 2017 in accordance with FASB ASC Topic 718. The grant date fair value of the restricted stock awards granted to non-employee directors in fiscal 2017 has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of grant.

(2)	Mses. Disbrow and Krakauer were elected to the Board of Directors in July 2017 and accordingly received their new director restrict stock awards and director fees starting in fiscal 2018.

EQUITY COMPENSATION PLANS
The following table sets forth information as of June 30, 2017 with respect to existing compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders (2)	50,503	(3)	$13.530	2,860,805	(4)
Equity compensation plans not approved by shareholders	—		—	—
TOTAL	50,503		$13.530	2,860,805

(1)	Does not include outstanding unvested restricted stock awards.

(2)	Consists of our 2005 Stock Incentive Plan ("2005 Plan") and our 1997 Employee Stock Purchase Plan (“ESPP”).

(3)	Does not include purchase rights under the ESPP, as the purchase price and number of shares to be purchased is not determined until the end of the relevant purchase period.

(4)	Includes 302,228 shares available for future issuance under the ESPP and 2,558,577 shares available for future issuance under the 2005 Plan.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we provide our shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.
As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals, which should result in increased value for our shareholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
Required Vote
This vote is advisory, which means that the vote on executive compensation is not binding on the company, our Board of Directors, or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our shareholders’ concerns.
The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 2.
Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosure.”
Recommendation
The Board of Directors recommends a vote “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE SAY-ON-PAY VOTES

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we provide our shareholders with the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently to hold future say-on-pay votes.

Shareholders may indicate whether they would prefer that we conduct future say-on-pay votes once every one, two, or three years. Shareholders also may abstain from casting a vote on this proposal.

The Board of Directors has determined that an annual advisory vote on executive compensation will permit our shareholders to provide direct input on the Company’s executive compensation philosophy, policies, and practices as disclosed in the proxy statement each year, which is consistent with our efforts to engage in an ongoing dialogue with our shareholders on executive compensation and corporate governance matters.

Required Vote

This vote is advisory, which means that the vote on executive compensation is not binding on the company, our Board of Directors, or the Compensation Committee of the Board of Directors. The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation. The Board of Directors and the Compensation Committee will take into account the outcome of the vote; however, when considering the frequency of future say-on-pay votes, the Board of Directors may decide that it is in the best interests of our shareholders and the Company to hold future say-on-pay votes more or less frequently than the frequency receiving the most votes cast by our shareholders.

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstain from voting) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board of Directors.

Recommendation
The Board of Directors recommends a vote “FOR” the option of an annual vote as the preferred frequency for future say-on-pay votes.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending June 30, 2018. We are asking shareholders to ratify this appointment. Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of Mercury and our shareholders. If our shareholders do not ratify the selection of KPMG, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm.
Representatives of KPMG will attend the annual meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from shareholders.
Required Vote
Approval of the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2018 requires the affirmative “FOR” vote of a majority of the votes cast on the proposal. Unless marked to the contrary, proxies received will be voted “FOR” approval of the ratification of the appointment.
Recommendation
The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal 2018.

VOTING SECURITIES
Who owns more than 5% of our stock?
On August 14, 2017, there were 48,105,292 shares of our common stock outstanding. On that date, to our knowledge, there were two shareholders who owned beneficially more than 5% of our common stock. The table below contains information, as of the dates noted below, regarding the beneficial ownership of these persons or entities. The “Percent of Class” was calculated using the number of shares of our common stock outstanding as of August 14, 2017. Unless otherwise indicated, we believe that each of the persons or entities listed below has sole voting and investment power with respect to all of the shares of common stock indicated.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
BlackRock, Inc. (1)	5,184,967	10.8%
The Vanguard Group (2)	3,237,548	6.7

(1)
Based on a Schedule 13G/A filed by Black Rock, Inc. with the SEC on January 12, 2017, reporting beneficial ownership as of December 31, 2016. The reporting entity’s address is 55 East 52nd Street, New York, New York 10022.

(2)
Based on a Schedule 13G/A filed by Vanguard Group, Inc. with the SEC on February 10, 2017, reporting beneficial ownership as of December 31, 2016. The reporting entity’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

How much stock does each of Mercury’s directors and executive officers own?
The following information is furnished as of August 14, 2017, with respect to common stock beneficially owned by: (1) our directors (including our chief executive officer); (2) our chief financial officer and the three most highly compensated executive officers other than the chief executive officer and the chief financial officer; and (3) all directors and executive officers as a group. Unless otherwise indicated, the individuals named below held sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner*	Number of Shares Beneficially Owned (1)	Percent of Class (1)
Mark Aslett (2)	533,649	1.1%
James K. Bass (3)	64,788	**
Michael A. Daniels (4)	75,096	**
Lisa S. Disbrow (5)	—	**
Mary Louise Krakauer (6)	—	**
George K. Muellner (7)	68,007	**
Mark S. Newman (8)	16,017	**
William K. O’Brien (9)	89,778	**
Vincent Vitto (10)	91,639	**
Christopher C. Cambria (11)	75,000	**
Gerald M. Haines II (12)	230,664	**
Charles A. Speicher (13)	36,983	**
Didier M.C. Thibaud (14)	388,694	**
All directors and executive officers as a group (13 persons) (15)	1,670,315	3.5%
 * The address for each director and executive officer is c/o Mercury Systems, Inc., 50 Minuteman Road, Andover, Massachusetts 01810.

** Less than 1.0%.

(1)
The number and percent of the shares of common stock with respect to each beneficial owner are calculated by assuming that all shares which may be acquired by such person within 60 days of August 14, 2017 are outstanding.

(2)
Includes (a) 235,091 shares owned by Mr. Aslett individually; and (b) 298,558 restricted shares awarded to Mr. Aslett under our stock-based plans (as to which Mr. Aslett has sole voting power, but which are subject to restrictions on transfer).

(3)
Includes (a) 62,695 shares owned by Mr. Bass individually; and (b) 2,093 restricted shares awarded to Mr. Bass under our stock-based plans (as to which Mr. Bass has sole voting power, but which are subject to restrictions on transfer).

(4)
Includes (a) 58,003 shares owned by Mr. Daniels individually; (b) 15,000 shares which may be acquired by Mr. Daniels within 60 days of August 14, 2017 through the exercise of stock options; and (c) 2,093 restricted shares awarded to Mr. Daniels under our stock-based plans (as to which Mr. Daniels has sole voting power, but which are subject to restrictions on transfer).

(5)	Ms. Disbrow was elected to the Board of Directors on July 25, 2017; however, her restricted stock award was granted effective as of August 15, 2017 and is therefore not reflected in the table.

(6)	Ms. Krakauer was elected to the Board of Directors on July 25, 2017; however, her restricted stock award was granted effective as of August 15, 2017 and is therefore not reflected in the table.

(7)
Includes (a) 65,914 shares owned by Mr. Muellner individually; and (b) 2,093 restricted shares awarded to Mr. Muellner under our stock-based plans (as to which Mr. Muellner has sole voting power, but which are subject to restrictions on transfer).

(8)
Includes (a) 13,924 shares owned by Mr. Newman individually; and (b) 2,093 restricted shares awarded to Mr. Newman under our stock-based plans (as to which Mr. Newman has sole voting power, but which are subject to restrictions on transfer).

(9)
Includes (a) 79,685 shares owned by Mr. O’Brien individually; (b) 8,000 shares which may be acquired by Mr. O’Brien within 60 days of August 14, 2017 through the exercise of stock options; and (c) 2,093 restricted shares awarded to Mr. O’Brien under our stock-based plans (as to which Mr. O’Brien has sole voting power, but which are subject to restrictions on transfer).

(10)
Includes (a) 65,546 shares owned by Mr. Vitto individually; (b) 24,000 shares which may be acquired by Mr. Vitto within 60 days of August 14, 2017 through the exercise of stock options; and (c) 2,093 restricted shares awarded to Mr. Vitto under our stock-based plans (as to which Mr. Vitto has sole voting power, but which are subject to restrictions on transfer).

(11)	Includes 75,000 restricted shares awarded to Mr. Cambria under our stock-based plans (as to which Mr. Cambria has sole voting power, but which are subject to restrictions on transfer).

(12)
Includes (a) 117,401 shares owned by Mr. Haines individually; and (b) 113,263 restricted shares awarded to Mr. Haines under our stock-based plans (as to which Mr. Haines has sole voting power, but which are subject to restrictions on transfer).

(13)
Includes (a) 8,980 shares owned by Mr. Speicher individually; and (b) 28,003 restricted shares awarded to Mr. Speicher under our stock-based plans (as to which Mr. Speicher has sole voting power, but which are subject to restrictions on transfer).

(14)
Includes (a) 258,010 shares owned by Mr. Thibaud individually; and (b) 130,684 restricted shares awarded to Mr. Thibaud under our stock-based plans (as to which Mr. Thibaud has sole voting power, but which are subject to restrictions on transfer).

(15)
Includes (a) 965,249 shares owned by directors and executive officers individually; (b) 47,000 shares which may be acquired within 60 days of August 14, 2017 through the exercise of stock options; and (c) 658,066 restricted shares awarded to the directors and executive officers under our stock-based plans (as to which each has sole voting power, but which are subject to restrictions on transfer).

EXECUTIVE OFFICERS
Who are Mercury’s executive officers?
The following persons are our executive officers:

Name	Position
Mark Aslett	President and Chief Executive Officer
Christopher C. Cambria	Executive Vice President, General Counsel, and Secretary
Gerald M. Haines II	Executive Vice President, Chief Financial Officer, and Treasurer
Charles A. Speicher	Vice President, Controller, Chief Accounting Officer, and Assistant Treasurer
Didier M.C. Thibaud	Executive Vice President, Chief Operating Officer
Our executive officers are appointed to office by the Board of Directors at the first board meeting following the Annual Meeting of Shareholders or at other board meetings as appropriate, and hold office until the first board meeting following the next Annual Meeting of Shareholders and until a successor is chosen, subject to prior death, resignation or removal. Information regarding our executive officers as of the date of filing of this proxy statement is presented below.

Mark Aslett, age 49, joined Mercury in 2007 and has served as the President and Chief Executive Officer and as a member of the Board since 2007. Prior to joining Mercury, he was Chief Operating Officer and Chief Executive Officer of Enterasys Networks from 2003 to 2006, and held various positions with Marconi plc and its affiliated companies, including Executive Vice President of Marketing, Vice President of Portfolio Management, and President of Marconi Communications-North America, from 1998 to 2002. Mr. Aslett has also held positions at GEC Plessey Telecommunications, as well as other telecommunications-related technology firms.

Christopher C. Cambria, age 59, joined Mercury in 2016 as Senior Vice President, General Counsel and Secretary and was appointed Executive Vice President, General Counsel, and Secretary in 2017. Prior to joining Mercury, he was Vice President, General Counsel, and Secretary of Aerojet Rocketdyne Holdings, Inc. from 2012 to 2016 and Vice President, General Counsel from 2011 to 2012. He was with L-3 Communications Holdings, Inc. from 1997 through 2009 serving as Senior Vice President and Senior Counsel, Mergers and Acquisitions from 2006 to 2009, Senior Vice President, Secretary and General Counsel from 2001 to 2006, and Vice President, General Counsel and Secretary from 1997 to 2001. Prior to L-3, Mr. Cambria was an Associate with Fried, Frank, Harris, Shriver & Jacobson and Cravath, Swaine & Moore.

Gerald M. Haines II, age 54, joined Mercury in 2010 as Senior Vice President of Corporate Development and in 2014 was appointed Executive Vice President, CFO and Treasurer. Prior to Mercury, from 2008 to 2010 he served as Executive Vice President at Verenium Corporation, a publicly traded company engaged in the development and commercialization of biofuels and specialty enzymes, where he oversaw various corporate development, corporate finance, and joint venturing activities. Previously, Mr. Haines served as Executive Vice President of Strategic Affairs of Enterasys Networks, Inc., a publicly traded network communications company, Senior Vice President of Cabletron Systems, Inc., the predecessor of Enterasys Networks, and Vice President of Applied Extrusion Technologies, a large manufacturer of plastic films and packaging. He began his career at J.P. Morgan. Mr. Haines holds a bachelor's degree in Business Administration, magna cum laude, from Boston University, and a law degree from Cornell Law School.

Charles A. Speicher, age 58, joined Mercury in 2010 as Vice President, Controller, and Chief Accounting Officer. Prior to joining Mercury, Mr. Speicher held various positions at Virtusa Corporation, a publicly-traded global IT services company, including Vice President of Global Accounting Operations and Corporate Controller from 2001 to 2009. Mr. Speicher was Corporate Controller at Cerulean Technologies Inc., a private software product company, from 1996 to 2000 prior to its sale to Aether Systems Inc. where he served as Division Controller of Aether Mobile Government from 2000 to 2001. Prior to joining Cerulean Technology, Mr. Speicher held positions with Wyman-Gordon Company, Wang Laboratories and Arthur Andersen & Company, LLP. Mr. Speicher is a CPA licensed in Massachusetts.

Didier M.C. Thibaud, age 56, joined Mercury in 1995, and has served as our Executive Vice President, Chief Operating Officer since January 2016. He served as the President of our Mercury Commercial Electronics business unit from 2012 to 2016 and the President of our Advanced Computing Solutions business unit from 2007 to 2012. Prior to that, he was Senior Vice

President, Defense & Commercial Businesses from 2005 to 2007 and Vice President and General Manager, Imaging and Visualization Solutions Group, from 2000 to 2005 and served in various capacities in sales and marketing from 1995 to 2000.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary
Fiscal 2017 Business Review

Fiscal 2017 was another outstanding year for Mercury Systems. For the full fiscal year total revenue was a record $409 million, and grew 51% year-over-year. Net income for fiscal 2017 was $24.9 million, or $0.58 per share. Adjusted EBITDA was also a record at $93.9 million, up 64% year-over-year, and at 23% of revenue was well within our new target financial model of 22-26%. From a valuation perspective, our market capitalization increased 103% year-over-year to over $2 billion. Our enterprise value, post the retirement of our term loan, ended at $1.98 billion, which represents an increase of 118% versus the end of last fiscal year. Absent the revenue associated with the acquisitions of the Microsemi carve-out business, CES and Delta Microwave, organic revenues for fiscal year 2017 increased $24.2 million, or approximately 10%, after excluding the same elements from the prior fiscal year. In addition, we retired our term loan and amended our existing revolving credit facility, increasing it to a $400 million, 5-year credit facility to support our ongoing growth through organic investment and future acquisitions.

We completed the acquisitions of CES in November 2016, Delta Microwave in April 2017, and Richland Technologies in July 2017, as well as numerous integration activities related to our acquisition in the prior fiscal year of the Microsemi carve-out business, the largest acquisition in our history. During fiscal 2017, we successfully moved operations to our new Andover, Massachusetts headquarters without loss of productivity, continued the build out of a world-class manufacturing facility in Phoenix, Arizona, delivered important new innovations and capabilities leading to a substantial design win pipeline, improved our quality systems and strengthened the team, all while improving employee engagement.

Executive Bonus Program

In July 2016, the Compensation Committee established our fiscal 2017 executive bonus program in conjunction with our fiscal 2017 strategic operating plan approved by the Board of Directors. For our fiscal 2017 executive bonus program, 100% of the total value was based on our achieving corporate financial performance objectives. Our fiscal 2017 executive bonus plan was split into two halves, with specific financial performance targets addressing the first half and the second half of the fiscal year. We used two semi-annual performance periods with two different performance targets in order to align our cash incentive program with our strategic operating plan ("SOP") review and midyear SOP update. We determined the potential total size of the annual cash incentive bonuses at the beginning of the fiscal year as well as set the first half financial performance target, and then set the second half and full year performance target in connection with our midyear SOP update. Potential over-achievement awards were based on exceeding the sum of the two half-year corporate financial performance objectives. Our executive officers earned payouts at 87.5% of the first half and 100% of the second half target corporate financial performance bonuses for fiscal 2017, with the full year performance catch-up feature resulting in the executives earning the remaining 12.5% that was not originally achieved under the first half results. No over-achievement awards were earned for fiscal 2017.
Executive Equity Awards
We introduced new performance-based elements for our executive equity program for fiscal 2017. Each fiscal 2017 annual restricted stock award for our named executive officers was 50% performance-based vesting and 50% time-based vesting. For the time-based vesting half of the fiscal 2017 annual awards, one-third vests on each of the first three anniversaries of the grant date. In fiscal 2017, we transitioned to the use of longer term relative performance metrics for our performance restricted stock awards as we believe that our relative financial performance compared with a group of peer companies with similar attributes is an important factor in the creation of long term value for the Company and its shareholders. For the performance-based vesting half of the fiscal 2017 annual awards, the award vests based on relative performance to our peer group for the three-year period ending June 30, 2019. For fiscal 2017, we used two new relative performance metrics for the performance-based awards: (i) a ratio of adjusted EBITDA to revenue, percentile ranked relative to our peer group (75% weighting); and (ii) revenue growth percentage, percentile ranked relative to our peer group (25% weighting). The target value for the fiscal 2017 annual restricted stock awards was the median of a market composite, with upside potential if we outperformed our peer group on the relative performance metrics discussed above. Historically (prior to fiscal 2017), we relied on short term, absolute performance metrics based on our internal performance targets to determine vesting of our performance equity awards with no upside potential if we exceeded our performance targets.
For fiscal 2017, we also granted a special acquisition integration incentive restricted stock award for our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer. This acquisition integration grant related specifically to our $300 million acquisition of the embedded security, radio frequency and microwave, and custom microelectronics businesses of the Power and Microelectronics Group of Microsemi Corporation (the "Carve-Out Business") and is designed to create incentives for the rapid and successful integration of that business leading to accelerated revenue growth. The specific objective was to achieve profitable pro forma revenue growth, within the first year, that was in excess of the average historical growth and profitability rates of companies in the primary market sector (defense) in which we operate, and in excess of the historical pro forma combined growth rate of our business with the acquired business. This integration incentive award was a 100% performance-based restricted stock award with fiscal 2017 as the performance period and was earned based on a total pro forma annual revenue growth rate objective, subject to minimum revenue and adjusted EBITDA thresholds. The growth rate objective used a pro forma combined revenue starting point of $353 million for calculating revenue growth such that growth was measured as if we had acquired the Carve-Out Business at the beginning of fiscal 2016 rather than using our GAAP revenue for fiscal 2016 of $270 million (which GAAP revenue only included two months of revenue from the Carve-Out Business in fiscal 2016). Vesting for this integration incentive award only began for pro forma revenue growth in excess of 6.5% measured from the $353 million revenue starting point, with a growth rate at or above 10% vesting 100% of the award. A 10% revenue growth rate is well above the revenue growth rate for companies operating in the defense market. Achievement of this growth rate also means that we were successful in substantially increasing the growth rate of the acquired business. These goals specifically related to the integration of the largest acquisition in our history, with a focus on driving revenue growth without sacrificing profitability as well as aligning with our Carve-Out Business post-acquisition operating model. Our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer each earned 100% of the acquisition integration award based on our fiscal 2017 revenue growth performance.
Compensation Philosophy and Objectives
Our executive compensation philosophy is to provide our executives with competitive pay opportunities with actual pay heavily influenced by the attainment of corporate financial performance objectives. Our compensation philosophy is intended to meet the following objectives:

•
offer compensation opportunities that attract highly qualified executives, reward exceptional initiative and achievement, and retain the leadership and skills necessary to build long-term shareholder value; and

•	achieve our short-term and long-term strategic goals and values by aligning compensation with business objectives.
To accomplish these objectives, our executive compensation programs are designed to maintain a significant portion of an executive’s total compensation at risk tied to our annual and long-term financial performance.
Our objective is to implement strategies for delivering compensation that are well structured, are competitive with the technology and defense industries, apply pay-for-performance principles, are appropriately aligned with our financial goals, and are aligned with our shareholders’ objectives.
We benchmark base compensation around the 50th percentile compared to peer companies and the Radford Global Technology Survey.
How We Determine Executive Compensation
The Compensation Committee has responsibility for our executive compensation philosophy and the overall design of our executive compensation programs. The Compensation Committee is primarily responsible for setting executive compensation, which in the case of our CEO, is subject to ratification by a majority of the independent directors on the Board. Information about the Compensation Committee, including its composition, responsibilities, and processes, can be found earlier in this proxy statement under “Corporate Governance—What committees has the Board established? – Compensation Committee.”
The compensation of our executive officers is reviewed and approved by the Compensation Committee (with ratification of the CEO’s compensation by a majority of the independent directors on the Board). The Compensation Committee analyzes all elements of compensation separately and in the aggregate. In addition to evaluating our executives’ contribution and performance in light of corporate financial performance objectives, we also base our compensation decisions on market considerations. The Compensation Committee benchmarks our cash and equity incentive compensation against programs available to employees in comparable roles at peer group companies and the Radford Global Technology Survey.
The Compensation Committee has engaged the services of Radford, an Aon Consulting company, as an independent compensation consultant. Radford assists the Compensation Committee in, among other things, applying our compensation philosophy for our executive officers and non-employee directors, analyzing current compensation conditions in the marketplace generally and among our peers specifically, and assessing the competitiveness and appropriateness of compensation levels for our executive officers. Representatives of Radford periodically attend meetings of the Compensation Committee, both with and without members of management present, and interact with members of our human resources department with respect to its assessment of the compensation for our executive officers. In addition, Radford may assist management in analyzing the compensation of our non-executive employees. For fiscal 2017, Radford’s services included providing compensation survey data for non-employee directors, executives, and non-executive employees. The Compensation Committee's expenditures for Radford were $76,428 for fiscal 2017. For fiscal 2017, our human resources department expended $24,795 for Radford market surveys for non-executive employees and selected job match to market requests. For non-executive employees, management also uses a second compensation consultant to provide market compensation data.
In connection with its benchmarking efforts, the Compensation Committee uses data included in the Radford Global Technology Survey and also specific peer group data. The Compensation Committee annually reviews the companies included in our peer group and adds or removes companies as necessary to ensure that the peer group comparisons are meaningful.
Data with respect to the peer group listed below and the Radford Global Technology Survey was considered by the Compensation Committee in determining the base compensation, bonus targets, and the equity awards for fiscal 2017. Target total direct compensation for executive officers in fiscal 2017 approximated the composite median.

ADTRAN, Inc.	Ducommun Incorporated	Netgear Inc.
AeroVironment, Inc.	Gigamon, Inc.	NetScout Systems, Inc.
Analogic Corporation	Novanta Inc. (fka GSI Group Inc.)	Progress Software Corporation
Astronics Corporation	Infinera Corporation	Qualys, Inc.
Brooks Automation, Inc.	InvenSense, Inc.	Ruckus Wireless, Inc.
CalAmp Corp.	iRobot Corporation	Shore Tel, Inc.
Cognex Corporation	Ixia	Sonus Networks, Inc.
Comtech Telecommunications Corp.	Kratos Defense & Security Solutions, Inc.	Sparton Corp.
Cray, Inc.	M/A-COM Technology Solutions Holdings, Inc.	Vicor Corp.
Digi International Inc.	MKS Instruments, Inc.
The Compensation Committee used this same peer group and the Radford Global Technology Survey in determining the base compensation, bonus targets, and the equity awards for fiscal 2018, with the philosophy of targeting base compensation around the 50th percentile and with total compensation in line with our financial performance, which may be higher than the 50th percentile.
In selecting our peer group, the Compensation Committee focused on company size (as indicated by revenue, number of employees, and market capitalization) and on creating a balanced and blended mix of companies in the defense and technology sectors. The Compensation Committee included technology companies in our peer group given our business model and financial profile is more aligned with technology companies than defense companies. If the Compensation Committee had chosen purely defense companies for our peer group, our performance versus the peer group could conceivably be at the high end of the range.
In particular, the Compensation Committee reviewed the following elements of compensation against the benchmarking data:

•	base salary;

•	target bonus;

•	total target cash compensation (i.e., base salary plus target bonus);

•	target long-term incentive compensation, which consists of equity awards; and

•	target total direct compensation (i.e., target cash plus target long-term incentive compensation).
Each such element of compensation was compared to peer group data at the 25th, 50th, 75th , and 90th percentiles. The peer group used for fiscal 2017 consisted of a blend of public technology and defense companies with revenues generally between $200 million and $1 billion, with a median revenue of $480 million. By way of comparison, our revenue for fiscal 2017 was $409 million.
The Radford Global Technology Survey data and peer group data, as applicable, were reviewed together to form a final market data point. All forms of compensation were then evaluated relative to the market.
The Compensation Committee evaluated the benchmarking data in connection with its determination of compensation levels for fiscal 2017. The data from this benchmarking indicated that each of base salary, target bonus as a percentage of base salary, total target cash compensation, target long-term incentive compensation, and total target direct compensation for our named executive officers was generally positioned at the market 50th percentile.
Our Elements of Total Compensation
Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. For fiscal 2017, our variable performance-based elements were designed to reward corporate financial performance compared to business goals for cash bonuses and growth and profitability relative to our peer group for annual performance-based equity awards.
We compensate our executives principally through base salary, performance-based cash bonuses, and time and performance-based equity awards. The objective of this approach is to remain competitive with other companies in the same market for executive talent, while ensuring that our executives are given the appropriate incentives to deliver strong short- and long-term financial results. The Compensation Committee has chosen to put a substantial portion of each executive’s total compensation at risk, contingent upon the achievement of our annual strategic operating plan profitability for performance-based cash bonuses and growth and profitability relative to our peer group for annual performance-based equity awards.
Base salaries, target bonuses, and equity awards for our executive officers (other than the CEO) are set by the Compensation Committee following its review and approval of recommendations from the CEO. For the CEO, these elements of compensation are set by the Compensation Committee, and are subject to ratification by a majority of independent directors on the Board.
Base Salary
When the Compensation Committee annually considers executive base salaries, it takes into account each executive’s role and level of responsibility. Individual compensation pay levels may vary relative to the market based on individual performance and other considerations, including the initial compensation levels required to attract qualified new hires and the compensation levels required to retain highly qualified executives.
For fiscal 2017, effective October 1, 2016, we increased the base salaries for our named executive officers as follows:

Named Executive Officer and Title	Fiscal 2017 Salary (effective October 1, 2016)
Mark Aslett, President and Chief Executive Officer	$560,000
Gerald M. Haines II, EVP, Chief Financial Officer, and Treasurer	345,000
Didier M.C. Thibaud, EVP, Chief Operating Officer	375,000
Charles A. Speicher, VP, Controller, Chief Accounting Officer, and Assistant Treasurer	250,000
These increases were consistent with market conditions and the change in our financial profile from our recent acquisition of the Carve-Out Business and organic growth.
Mr. Cambria joined us in August 2016 as Senior Vice President, General Counsel, and Secretary with a base salary of $345,000.

A portion of Mr. Thibaud’s salary is paid in Euros. The salary column in the Summary Compensation Table reflects the conversion of each monthly payment from Euros into U.S. Dollars (USD) based on the average conversion rate between Euros and USD for such month.
For fiscal 2018, effective October 1, 2017, the Compensation Committee increased the base salaries for our named executive officers as follows:

Named Executive Officer and Title	Fiscal 2018 Salary (effective October 1, 2017)
Mark Aslett, President and Chief Executive Officer	$600,000
Christopher C. Cambria, EVP, General Counsel, and Secretary	355,400
Gerald M. Haines II, EVP, Chief Financial Officer, and Treasurer	355,400
Didier M.C. Thibaud, EVP, Chief Operating Officer	395,000
Charles A. Speicher, VP, Controller, Chief Accounting Officer, and Assistant Treasurer	257,500
These increases were consistent with market conditions and the growth in the size of the Company during fiscal 2017 from acquisitions and organic growth.
Executive Bonus Program for Fiscal 2017
In fiscal 2017, the Compensation Committee targeted total cash compensation (i.e., base salary plus cash bonus opportunity) around the 50th percentile of a composite index of data from our peer group and the Radford Global Technology Survey. Our executive bonus program is a variable performance-based element of our overall compensation program. This bonus program provides the potential for additional cash compensation for our executive officers based on achieving the corporate financial performance goals contained in the annual strategic operating plan that is approved by our Board of Directors in the first month of the fiscal year. Participants in the program are senior executives who have a strategic function and are recommended by the CEO to the Compensation Committee for participation in the program. In general, executives with the highest level and amount of responsibility have the highest percentage of their total target compensation at risk. This program consists of two elements: (1) target bonuses; and (2) potential over-achievement awards. Each executive officer’s target bonus is determined based on position, responsibilities, and total target cash compensation, and may be subject to change from year to year. For fiscal 2017, each executive officer’s target bonus was determined based on the percentage of actual adjusted EBITDA (defined below) to revenue reaching 23% for the fiscal year, with each executive's potential over-achievement award determined based on the percentage of actual adjusted EBITDA to revenue exceeding 23% for the fiscal year.
Adjusted EBITDA is a non-GAAP measure and all references to actual adjusted EBITDA in this Compensation Discussion and Analysis refer to such non-GAAP measure. As used in our fiscal 2017 executive bonus plan, adjusted EBITDA includes net income (loss) (prior to the impact, if any, of a payout of any potential over-achievement award) and is adjusted for the following: interest income and expense; income taxes; depreciation; amortization of acquired intangible assets; restructuring and other charges; impairment of long-lived assets; acquisition and financing costs; fair value adjustments from purchase accounting; litigation and settlement expenses and stock-based compensation expense.  All references to revenue are to revenue as calculated in accordance with GAAP.
A reconciliation between adjusted EBITDA and the most directly comparable GAAP financial measure is included as Appendix A to this proxy statement.

The following table indicates for fiscal 2017: (1) the target bonus for each named executive officer as a percentage of his base salary; and (2) the percentage of the target bonus tied to corporate financial performance objectives.

Named Executive Officer and Title	Target Bonus as a Percentage of Base Salary	Portion Related to Corporate Financial Performance Objectives
Mark Aslett, President and Chief Executive Officer	100%	100%
Christopher C. Cambria, EVP, General Counsel, and Secretary	60	100
Gerald M. Haines II, EVP, Chief Financial Officer, and Treasurer	60	100
Didier M.C. Thibaud, EVP, Chief Operating Officer	75	100
Charles A. Speicher, VP, Controller, Chief Accounting Officer, and Assistant Treasurer	40	100

 Corporate Financial Performance Objectives
As part of our fiscal 2017 strategic operating plan, the Compensation Committee set the financial portion of our executive bonus plan for the first half of fiscal 2017 at the July 2016 meeting of the Board of Directors. The Compensation Committee set the financial portion of our executive bonus plan for the second half and full year for fiscal 2017 at the January 2017 meeting of the Board of Directors as part of our mid-year strategic operating plan review. Payouts for corporate financial performance for fiscal 2017 were based on objectives for the fiscal year broken into the first half of the year and the second half of the year, with a catch-up feature for unearned first half cash incentives based on our full year performance, and were subject to the following payout formulas:

Fiscal 2017 First Half Payout Formula
(July 1, 2016 - December 31, 2016)

Adjusted EBITDA/ Revenue Target (for first half of fiscal year)	Percentage to be Paid for Bonus	Threshold, Target, and Maximum
Less than 21%	—%	Below Threshold
21%	50%	Threshold
Greater than 21% but less than 23%	Proportionate % between 50% and 100%	—
23%	100%	Target
Greater than 23%	100%	Maximum

Fiscal 2017 Second Half and Full Year Payout Formula
(January 1, 2017 - June 30, 2017)

Adjusted EBITDA/ Revenue Target (for second half of fiscal year)	Percentage to be Paid for Bonus	Threshold, Target, and Maximum
Less than 21%	—%	Below Threshold
21%	50%	Threshold
Greater than 21% but less than 23%	Proportionate % between 50% and 100%	—
23%	100%	Target
Greater than 23%	100%	Maximum; above 23% credited toward any unearned H1 bonus
The Compensation Committee reserves the right to vary from year to year the percentages of the target corporate bonus earned upon achievement of the threshold, target, and maximum adjusted EBITDA objectives along with the annual performance objectives.

Fiscal 2017 actual adjusted EBITDA/ revenue was 22.3% for the first half of the fiscal year and 23.6% for the second half of the fiscal year. Our executive officers earned payouts at 87.5% of their first half and 100% of their second half target corporate financial performance bonuses for fiscal 2017, with the full year performance catch-up feature resulting in the executives earning the remaining 12.5% that was not originally achieved under the first half results as the second half performance exceeded the target for the period.
Over-Achievement Awards
Each executive officer’s potential over-achievement award for fiscal 2017 was based on the executive’s share of any over-achievement award pool. The percentage of the over-achievement award pool granted to an executive is the same percentage as the individual executive’s participation in the executive bonus program relative to the total size of the executive bonus program for the fiscal year. The size of any over-achievement award pool is determined based on the amount by which the percentage of actual adjusted EBITDA to revenue exceeded 23% for the full fiscal year. The potential over-achievement award pool for fiscal 2017 was 25% of the amount, if any, by which the percentage of actual adjusted EBITDA to revenue exceeded 23%. In this way, the over-achievement pool is self-funded through additional profitability as a percentage of revenue.
There was no over-achievement award pool for fiscal 2017 as the percentage of actual adjusted EBITDA to revenue for fiscal 2017 was 23.0%. The table below is a summary of the thresholds, targets, and maximums for the fiscal 2017 executive bonus plan, including the payout percentages for each element of the plan.

Fiscal 2017 Executive Bonus Plan Performance
July 1, 2016 - December 31, 2016 (H1)		January 1, 2017 - June 30, 2017 (H2)		Full Fiscal 2017 Over-Achievement Pool
Adjusted EBITDA/ Revenue		Adjusted EBITDA/ Revenue		Adjusted EBITDA/ Revenue
Threshold	Target	Threshold	Target	Above Target - Maximum
Company Financial Performance (Adjusted EBITDA % of Revenue)
21%	23%	21%	23%	23% - 24%
% Payout of Bonus
50%	100%	50%	100%	Up to 100%
87.5% H1 Actual Payout		100% H2 Actual Payout + 12.5% H1 Catch Up for Achieving Full-Year Results		0% FY17 Actual
H1 (Paid in January 2017)		H2 (Paid in August 2017)		Unearned

Executive Bonus Program for Fiscal 2018
In establishing the executive bonus program for fiscal 2018, the Compensation Committee reviewed our multi-year performance and noted that our annual financial goals have been very aggressive relative to the financial performance of our peer group, with achievement of our strategic operating plan consistently positioning us in the top quartile. In order to provide incentives for continued top quartile performance going forward, the Committee increased the potential cash bonus payout for fiscal 2018, thereby putting an even larger percentage of an executive's overall potential compensation at risk based on performance. For fiscal 2018, the target bonus as a percentage of base salary for the Chief Executive Officer under the executive bonus program is 150%; for the Executive Vice President, Chief Operating Officer is 110%; for each of the Executive Vice President, General Counsel and the Executive Vice President, Chief Financial Officer is 90%; and for the Vice President, Controller, and Chief Accounting Officer is 50%. For fiscal 2018, the performance targets are based on the amount of our actual adjusted EBITDA measured in dollars compared to budgeted adjusted EBITDA as set forth in our strategic operating plan for fiscal 2018, with targets again relating to the first and second halves of the fiscal year.

Equity Compensation
We believe that compensation in the form of Mercury stock should be a significant portion of our executive officers’ total compensation in order to align with shareholder interests. Equity compensation creates a unique link between the creation of shareholder value and an executive’s long-term wealth accumulation opportunity. Our 2005 Stock Incentive Plan allows for several types of equity instruments, including stock options, stock appreciation rights, restricted stock, and deferred stock awards. The Compensation Committee determines which instruments to use on a grant-by-grant basis. When approving equity awards for an executive officer, the Compensation Committee considers the executive’s current contribution to Mercury, the anticipated contribution to meeting our long-term strategic performance goals, and industry practices and norms. Long-term incentives granted in prior years, existing levels of stock ownership by executive officers, and aggregate grants to all executive officers are also taken into consideration. The Compensation Committee also considers the other elements of incentive compensation available to the executive officers and the performance metrics associated with those incentives, with a view toward providing an appropriately diverse set of different performance criteria and objectives to incent different aspects and time periods of performance and avoid multiple forms of reward for the same achievement.
In considering the executive’s current contribution to Mercury, the Compensation Committee reviews the executive’s role within Mercury, the contribution that the executive is currently making to Mercury, the results achieved by the executive, and input from the CEO with respect to executive officers other than the CEO. In general, executives with higher levels and amounts of responsibility receive larger equity awards. As a result, the CEO, COO, CFO, and General Counsel tend to have larger equity awards than our other executives.
In terms of the executive’s anticipated contribution to meeting long-term strategic performance goals, the Compensation Committee reviews the potential role of the executive in achieving the long-term strategic goals set forth in our strategic operating plan, again with input from the CEO with respect to executives other than the CEO. The Compensation Committee considers the incentive and retention value that equity awards may provide.
Finally, the Compensation Committee reviews proposed equity awards to executives against benchmarking and peer group data. The Compensation Committee believes that equity awards create an incentive in addition to the executive bonus program in order to attract and retain senior executives who would contribute to our future success. As a result, the Compensation Committee intends for equity awards to executives as part of their long-term incentive compensation to generally be in line with industry practices and norms, both in terms of the type of equity award (e.g., restricted stock versus stock options) and the amount of the award.
The Compensation Committee has adopted an equity compensation awards policy that describes how equity awards are granted. Awards are granted by the Compensation Committee, subject to the following:

•	any award granted to the CEO is subject to ratification by a majority of the independent directors on the Board; and

•
the Compensation Committee may delegate to the CEO the authority to grant awards to other employees (other than our executive officers or other persons deemed to be “covered employees” within the meaning of Section 162(m) of the Code), subject to guidelines that are included in any such delegation.

The equity compensation awards policy provides pre-established monthly grant dates for new hires, as well as quarterly grant dates. New-hire grants are made with an effective date of the 15th of each month following the date of hire, or if not a business day, the next succeeding business day. Quarterly grants are made with an effective date of the 15th of February, May, August, or November, or if not a business day, then the next succeeding business day. Awards are made on these pre-established dates regardless of whether the Compensation Committee, the Board, or the CEO is then in possession of material, non-public information. This policy is not intended to time the grant of equity awards in coordination with such information.
Under our equity compensation awards policy, the Compensation Committee may also grant equity awards having an effective date other than a pre-established new-hire or quarterly grant date if the Committee determines in good faith that such award is advisable and in the best interests of Mercury and so long as the Committee believes, in good faith, that neither the members of the Committee nor the grantee is then in possession of material, non-public information concerning Mercury. Grants are made by the Compensation Committee only at a meeting of the Committee, which must occur on or prior to (but not after) the grant date applicable to such awards. Grants to the CEO are ratified by the independent directors only at a meeting of the Board, which must occur on or prior to (but not after) the grant date applicable to such award. Grants made by the CEO pursuant to delegated authority are evidenced by a grant document that must be signed and dated by the CEO on or prior to (but not after) the grant date applicable to such awards.
Fiscal 2017 Equity Awards
The fiscal 2017 annual restricted stock awards granted to our named executive officers approximated the 50th percentile of a market composite consisting of our named peer group and compensation survey data from the Radford Global Technology Survey of public high technology companies with annual revenue levels generally between $200 million and $1 billion with a median revenue of $480 million with median performance relative to our peer group yielding vesting that approximates median pay based on such market composite. The revenue range for the peer group was widened by virtue of our double-digit organic growth rate in recent years, coupled with our further growth via acquisitions, with the goal of less frequent changes to the peer group over time as the Company grows. The peer group was also enlarged to mitigate the risk of shrinkage as peer group companies are acquired or merged and cease to be publicly-traded companies.

The target number of shares awarded for the executive grant effective as of August 15, 2016 for each named executive officer was determined by dividing the dollar value fixed for such executive grant by the average closing price of our common stock during the 30 calendar days prior to August 15, 2016. The grant date of the fiscal 2017 equity awards was August 15, 2016.
Each fiscal 2017 annual restricted stock award for our named executive officers has 50% performance-based vesting and 50% time-based vesting. For the time-based vesting half of the fiscal 2017 annual awards, one-third vests on each of the first three anniversaries of the grant date. For the performance-based vesting half of the fiscal 2017 annual awards, the award vests based on relative performance to our peer group for the three-year period ending June 30, 2019. For the fiscal 2017 annual performance-based awards, we used two new relative performance metrics: (i) a ratio of adjusted EBITDA to revenue, percentile ranked relative to our peer group (75% weighting); and (ii) revenue growth percentage, percentile ranked relative to our peer group (25% weighting). These metrics were chosen to incent strong relative long-term growth in revenue and profitability. The target value for the fiscal 2017 annual restricted stock awards is the median of a market composite consisting of our named peer group and compensation survey data from the Radford Global Technology Survey of public high technology companies, with the performance half of the annual award having upside potential (subject to a cap) if we outperform, and downside potential if we underperform, our peer group on the relative performance metrics discussed above. If we do not achieve at least the 25th percentile for a given performance metric, no vesting will occur for the performance-based shares tied to that metric. The maximum combined value of the time and performance-based elements of the grant is capped at two times the median value used to determine the target grant size.
For fiscal 2017, we also granted an acquisition integration incentive restricted stock award for our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer. During the fourth quarter of fiscal 2016, we closed our $300 million acquisition of the embedded security, radio frequency and microwave, and custom microelectronics businesses of the Power and Microelectronics Group of Microsemi Corporation (the "Carve-Out Business"), the largest acquisition in our history. This acquisition integration grant related specifically to our acquisition of the Carve-Out Business and is designed to create incentives for the rapid and successful integration of that business leading to accelerated revenue growth. The specific objective was to achieve profitable pro forma revenue growth, within the first year, that was in excess of the average historical growth and profitability rates of companies in the primary market sector (defense) in which we operate, and also in excess of the historical pro forma combined growth rate of our business with the acquired business. This integration incentive award was a 100% performance-based restricted stock award with fiscal 2017 as the performance period and was earned based on a total pro forma annual revenue growth rate objective, subject to minimum revenue and adjusted EBITDA thresholds. The growth rate objective used a pro forma combined revenue starting point of $353 million for calculating revenue growth such that growth was measured as if we had acquired the Carve-Out Business at the beginning of fiscal 2016 rather than using our GAAP revenue for fiscal 2016 of $270 million (which GAAP revenue only included two months of revenue from the Carve-Out Business in fiscal 2016). Vesting for this integration incentive award only began for pro forma revenue growth in excess of 6.5% measured from the $353 million revenue starting point, with a growth rate at or above 10% resulting in 100% vesting of the award. A 10% revenue growth rate is well above the revenue growth rate for companies operating in the defense market. Achievement of this growth rate also means that we were successful in substantially increasing the growth rate of the acquired business. These goals specifically related to the integration of the largest acquisition in our history, with a focus on driving revenue growth without sacrificing profitability as well as aligning with our Carve-Out Business post-acquisition operating model.
Our fiscal 2017 total executive compensation program utilized a diverse set of performance elements to drive different performance objectives over multiple time frames. Our fiscal 2017 executive cash bonus plan used adjusted EBITDA as a percentage of revenue to drive profitability for fiscal 2017 in line with our strategic operating plan for the year. Our fiscal 2017 annual performance equity grant used a mix of the ratio of adjusted EBITDA to revenue, percentile ranked relative to our peer group (75% weighting), and revenue growth percentage, percentile ranked relative to our peer group (25% weighting), as performance measures to drive revenue growth and profitability over a three-year period. This is different from the absolute profitability measure used for our fiscal 2017 annual executive cash bonus plan, which cash plan was aligned with our fiscal 2017 strategic operating plan. Our fiscal 2017 annual performance equity grant was aligned with relative performance compared with our peer group, an important factor in the creation of long term value for the Company and its shareholders. Our fiscal 2017 acquisition integration incentive award used a revenue growth rate performance measure to drive revenue growth for fiscal 2017 to above the historical weighted average combined revenue growth rates for Mercury and the Carve-Out Business while also being subject to minimum revenue and profitability thresholds. If achieved, these metrics would provide growth in excess of not only the historical weighted average combined growth rates of the business, but also well in excess of the average historical growth and profitability rates of companies in the primary market sector (defense) in which the Company operates.

Fiscal 2017 Restricted Stock Awards

Named Executive Officer and Title	Annual Performance-Based Restricted Shares (# of shares) (1)	Annual Time-Based Restricted Shares (# of shares)	Integration Incentive Performance-Based Restricted Shares (# of shares) (2)	Total (# of shares)
Mark Aslett, President and Chief Executive Officer	40,119	40,119	80,238	160,476
Christopher C. Cambria, EVP, General Counsel, and Secretary (3)	37,500	37,500	-	75,000
Gerald M. Haines II, EVP, Chief Financial Officer, and Treasurer	14,042	14,042	28,023	56,167
Didier M.C. Thibaud, EVP, Chief Operating Officer	19,057	19,057	38,113	76,227
Charles A. Speicher, VP, Controller, Chief Accounting Officer, and Assistant Treasurer	4,815	4,815	-	9,630
(1) The number of annual performance-based restricted shares in the table above reflects the probable number (calculated as of the grant date) of shares that the executive is expected to earn for the three-year performance period ending June 30, 2019. The maximum potential number of shares (assuming the highest level of performance achievement) that could be earned is: Mr. Aslett – 120,357 shares; Mr. Cambria – 37,500; Mr. Haines – 42,126; Mr. Thibaud – 57,171 shares; and Mr. Speicher – 14,445 shares.
(2) The number of integration incentive performance-based restricted shares in the table above reflects both the probable and maximum number (calculated as of the grant date) of shares that the executive is expected to earn for the one-year performance period ended June 30, 2017. The actual shares earned could be zero or a fraction of these amounts; however, the executive cannot earn more than the amounts reflected above for the integration incentive award.
(3) Mr. Cambria joined the Company in August 2016 and his equity award reflects a new hire award.
These equity grants were made based on the Compensation Committee’s assessment of both competitive annual grant levels and its determination of retention needs reflected by the pre-existing unvested long-term incentive awards previously granted to the executives.
Vesting of Prior Period Performance-Based Restricted Stock Awards
Fiscal 2015 Performance-Based Restricted Stock Awards
Vesting for the final 1/3rd of the performance-based restricted shares granted in fiscal 2015 was subject to the following vesting formula:

Fiscal 2015-2017 Performance (Adjusted EBITDA/ Revenue)	Vesting %	Threshold/Cap
Less than 12%	0%	Below Threshold
Equal to 12%	66.67%	Threshold
Between 12% and 18%	Straight line interpolation between 66.67% and 100%
Equal to 18%	100%	Target and Cap
Greater than 18%	100%	Capped at 100%

The ratio of adjusted EBITDA to revenue for the three-year period ended June 30, 2017 was 21%, thus exceeding 18% and yielding 100% vesting of the 1/3rd of the performance-based restricted stock award that was subject to vest or forfeit on August 15, 2017.

Fiscal 2016 Performance-Based Restricted Stock Awards
Vesting for the initial 2/3rds of the performance-based restricted shares granted in fiscal 2016 was subject to the following vesting formula:

Fiscal 2016-2017 Performance (Adjusted EBITDA/ Revenue)	Vesting %	Threshold/Cap
Less than 12%	0%	Below Threshold
Equal to 12%	66.67%	Threshold
Between 12% and 18%	Straight line interpolation between 66.67% and 100%
Equal to 18%	100%	Target and Cap
Greater than 18%	100%	Capped at 100%

The ratio of adjusted EBITDA to revenue for the two-year period ended June 30, 2017 was 22%, thus exceeding 18% and yielding 100% vesting of the 2/3rds of the performance-based restricted stock award that was subject to vest or forfeit on August 15, 2017.

Fiscal 2017 Acquisition Incentive Performance-Based Restricted Stock Awards

Vesting for the acquisition integration incentive performance-based restricted stock award granted in fiscal 2017 was subject to the following vesting formula:

Fiscal 2017 Performance Pro Forma Revenue Growth (1)	Vesting % (2)	Threshold/Cap
Less than or equal to 6.5%	0%	Below Threshold
Between 6.5% and 10%	Straight line interpolation between 0% and 100%
Equal to 10%	100%	Cap
Greater than 10%	100%	Capped at 100%

(1)	Revenue growth is measured using $353.0 million as the starting point revenue.

(2)	Vesting is subject to achieving a revenue threshold of $376 million and an adjusted EBITDA threshold of $86.5 million.

The Company satisfied the revenue and adjusted EBITDA thresholds for the award and revenue growth was 16% compared to the $353.0 million measurement point for fiscal 2017, thus exceeding 10% and yielding 100% vesting of the acquisition incentive performance-based restricted stock award that was subject to vest or forfeit on August 15, 2017. The growth rate objective used a pro forma combined revenue starting point of $353 million for calculating revenue growth such that growth was measured as if we had acquired the Carve-Out Business at the beginning of fiscal 2016 rather than using our GAAP revenue for fiscal 2016 of $270 million (which GAAP revenue only included two months of revenue from the Carve-Out Business in fiscal 2016). As our revenue growth for fiscal 2017 was 10% before inclusion of the revenue contributions of CES and Delta Microwave acquisitions, both of which occurred in fiscal 2017, we would have achieved the revenue growth target with or without the revenue contributions from those acquisitions.
Fiscal 2017 Performance-Based Restricted Stock Awards

For the fiscal 2017 annual performance-based restricted stock awards, the performance period is the three-year period ending June 30, 2019. Accordingly, none of these awards was eligible to vest for the period ending June 30, 2017.
Fiscal 2018 Equity Awards
The fiscal 2018 annual restricted stock awards granted to our named executive officers approximate the 50th percentile of a market composite for executives in the same roles. The market composite consists of our named peer group and compensation survey data from the Radford Global Technology Survey of public high technology companies with annual revenue levels generally between $200 million and $1 billion with a median revenue of $480 million. Our revenue was $409 million in fiscal 2017.
Since these awards occurred during fiscal 2018, they are not reflected in the Outstanding Equity Awards at Fiscal Year-End Table for fiscal 2017 included in this proxy statement. The target number of shares awarded for the executive grant effective as of August 15, 2017 for each named executive officer was determined by dividing the dollar value fixed for such executive grant by the average closing price of our common stock during the 30 calendar days prior to August 15, 2017. The grant date of the fiscal 2017 equity awards was August 15, 2017.

Each fiscal 2018 annual restricted stock award for our named executive officers is 50% performance-based vesting and 50% time-based vesting. For the time-based vesting half of the fiscal 2018 annual awards, one-third vests on each of the first three anniversaries of the grant date. For the performance-based vesting half of the fiscal 2018 annual awards, the award vests based on relative performance to our peer group for the three-year period ending June 30, 2020. For the fiscal 2018 annual performance-based awards, we are using two relative performance metrics: (i) a ratio of adjusted EBITDA to revenue, percentile ranked relative to our peer group (75% weighting); and (ii) revenue growth percentage, percentile ranked relative to our peer group (25% weighting). These metrics were chosen to incent strong relative long-term growth in revenue and profitability. The target value for the fiscal 2018 annual restricted stock awards is the median of a market composite consisting of our named peer group and compensation survey data from the Radford Global Technology Survey of public high technology companies, with the performance half of the annual award having upside potential (subject to a cap) if we outperform, and downside potential if we underperform, our peer group on the relative performance metrics discussed above. The maximum combined value of the time and performance-based elements of the grant is capped at two times the median value used to determine the target grant size.
For fiscal 2018, we also granted an acquisition integration incentive restricted stock award for our Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer. In fiscal 2017 we continued our aggressive program of corporate acquisitions, closing the acquisitions of CES in November 2016, Delta Microwave in April 2017, and Richland Technologies in July 2017, and are focused on the integration of all three of these newly acquired businesses along with the continuing integration activities related to our acquisition in fiscal 2016 of the Carve-Out Business. The integration incentive award is a 100% performance-based restricted stock award with fiscal 2018 as the performance period and is earned based on a total pro forma revenue growth rate, subject to minimum revenue and adjusted EBITDA thresholds. This performance-based award is designed to drive the rapid and successful integration of our recently acquired CES, Delta Microwave, and Richland Technologies businesses, as well as the continued integration of the Carve-Out Business, and accelerate revenue growth to rates above the historical weighted average pro forma combined revenue growth rates for Mercury and the acquired businesses, subject to minimum levels of revenue and profitability. The growth rate objective uses a pro forma revenue starting point for calculating revenue growth such that growth is measured as if we had acquired CES, Delta Microwave, and Richland Technologies at the beginning of fiscal 2017.
Our fiscal 2018 total executive compensation program utilizes a diverse set of performance elements to drive different performance objectives over multiple time frames. Our fiscal 2018 executive cash bonus plan uses adjusted EBITDA, expressed as a dollar amount, to drive profitability for fiscal 2018 in line with our strategic operating plan for the year. Our fiscal 2018 annual performance equity grant uses a mix of the ratio of adjusted EBITDA to revenue, percentile ranked relative to our peer group (75% weighting), and revenue growth percentage, percentile ranked relative to our peer group (25% weighting), as performance measures to drive revenue growth and profitability over a three-year period. This is different from the absolute profitability measure used for our fiscal 2018 annual executive bonus plan, which cash plan is aligned with our fiscal 2018 strategic operating plan. Our fiscal 2018 annual performance equity grant is aligned with relative performance compared with our peer group, an important factor in the creation of long term value for the Company and its shareholders. Our fiscal 2018 acquisition integration incentive award uses a pro forma revenue growth rate performance measure to drive revenue growth for fiscal 2018 to above the historical weighted average combined revenue growth rates for Mercury and recently acquired businesses while also being subject to minimum revenue and profitability thresholds. If achieved, these metrics would provide growth in excess of not only the historical weighted average pro forma combined growth rates of the business, but also well in excess of the average historical growth and profitability rates of companies in the primary market sector (defense) in which the Company operates.
Fiscal 2018 Restricted Stock Awards

Named Executive Officer and Title	Annual Performance-Based Restricted Shares (# of shares) (1)	Annual Time-Based Restricted Shares (# of shares)	Integration Incentive Performance-Based Restricted Shares (# of shares) (2)	Total (# of shares)
Mark Aslett, President and Chief Executive Officer	21,323	21,323	42,646	85,292
Christopher C. Cambria, EVP, General Counsel, and Secretary	7,651	7,651	-	15,302
Gerald M. Haines II, EVP, Chief Financial Officer, and Treasurer	7,651	7,651	15,302	30,604
Didier M.C. Thibaud, EVP, Chief Operating Officer	10,129	10,130	20,259	40,518
Charles A. Speicher, VP, Controller, Chief Accounting Officer, and Assistant Treasurer	2,588	2,588	-	5,176

(1) The number of annual performance-based restricted shares in the table above reflects the probable number (calculated as of the grant date) of shares that the executive is expected to earn for the three-year performance period ending June 30, 2020. The maximum potential number of shares (assuming the highest level of performance achievement) that could be earned is: Mr. Aslett – 63,969 shares; Mr. Cambria – 22,953 shares; Mr. Haines – 22,953 shares; Mr. Thibaud – 30,387 shares; and Mr. Speicher – 7,764 shares.
(2) The number of integration incentive performance-based restricted shares in the table above reflects both the probable and maximum number (calculated as of the grant date) of shares that the executive is expected to earn for the one-year performance period ending June 30, 2018. The actual shares earned could be zero or a fraction of these amounts; however, the executive cannot earn more than the amounts reflected above for the integration incentive award.
These equity grants were made based on the Compensation Committee’s assessment of both competitive annual grant levels and its determination of retention needs reflected by the pre-existing unvested long-term incentive awards previously granted to the executives.
Employee Benefits
We offer employee benefit programs that are intended to provide financial protection and security for our employees and to reward them for the total commitment we expect from them in service to Mercury. All of our named executive officers are eligible to participate in these programs on the same basis as our other employees. These benefits include the following: (1) medical, dental, and vision insurance, with employees sharing a percentage of the cost that may be adjusted from year to year; (2) company-paid group life and accident insurance of one times base salary (up to $350,000); (3) employee-paid supplemental group life and accident insurance up to five times base salary (overall combined basic company-paid insurance plus supplemental insurance is $1,350,000); (4) short- and long-term disability insurance; (5) a qualified 401(k) retirement savings plan with a 50% company match up to 6% of base pay as contributed by the individual to the 401(k) plan (subject to IRS limits on contributions); and (6) an employee stock purchase plan, which entitles participants to purchase our common stock at a 15% discount.
Perquisites and Personal Benefits
For fiscal 2017, we provided our executive officers with up to $2,000 annually for personal tax and financial planning services. For fiscal 2018, we changed the personal and financial planning perquisite to a $4,000 annual allowance which is consistent with current market pay practice.
Employment and Severance Agreements
We have entered into an employment agreement with Mr. Aslett and a severance agreement with each of our other executive officers as described below. The Compensation Committee consulted with Radford regarding the market parameters of similar compensation arrangements for executive officers in connection with entering into these agreements. For more details, please refer to “Agreements with Named Executive Officers.”
Change in Control Severance Agreements
We recognize that Mercury, as a publicly-traded company, may become the target of a proposal which could result in a change in control, and that such possibility and the uncertainty and questions which such a proposal may raise among management could cause our executive officers to leave or could distract them in the performance of their duties, to the detriment of Mercury and our shareholders. Our named executive officers have agreements intended to reinforce and encourage the continued attention of our executives to their assigned duties without distraction and to ensure the continued availability to Mercury of each of our executives in the event of a proposed change in control transaction. We believe that these objectives are in the best interests of Mercury and our shareholders. Provisions of these agreements relating to termination and change in control are summarized under “Potential Payments to Named Executive Officers upon Termination of Employment Following a Change in Control.”
Tax Considerations
We generally structure incentive compensation arrangements with a view towards qualifying them as performance-based compensation exempt from the deduction limitations under Section 162(m), but we view the availability of a tax deduction as only one relevant consideration in determining executive compensation. Further, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent necessary for Mercury's success. Accordingly, the Compensation Committee may authorize compensation in excess of $1 million that is not exempt from the deduction limitations under Section 162(m).

Does Mercury have stock ownership guidelines and holding requirements for its Chief Executive Officer?
The CEO is expected to own or control, directly or indirectly, shares of Mercury common stock with a value of at least five times the CEO’s base salary. The CEO is expected to meet this guideline within five years of first becoming CEO, or within five years of April 22, 2014, whichever is later, and is expected to retain such investment in the Company as long as he or she is the CEO. Prior to meeting the five times holding requirement per this guideline, after applicable tax withholding on the vesting of an equity award, the CEO is required to retain 50% of the net, after tax award until he or she is in compliance with the stock ownership guideline. Exceptions to this stock ownership guideline may be approved from time to time by the Board as it deems necessary to address individual circumstances.
Does Mercury have a clawback policy?

Yes. We have adopted a clawback policy applicable to our executive officers. This policy is posted on our website at www.mrcy.com on the “Investor Relations” page under “Corporate Governance.” Pursuant to our policy, the Board of Directors shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results.

Does Mercury have a short sale and hedging policy?

Yes. Pursuant to our insider trading policy, no executive officer or director may at any time sell any securities of Mercury that are not owned by such person at the time of the sale. Also, no such executive officer or director may buy or sell puts, calls, or other derivative securities of Mercury at any time, except with the prior approval of the Chief Financial Officer or, in the case of directors, the Audit Committee of the Board of Directors. In addition, no such executive officer or director may hold Mercury securities in a brokerage margin account.

How were the executive officers compensated for fiscal 2015, 2016, and 2017?
The following table sets forth all compensation paid to our Chief Executive Officer, our Chief Financial Officer, and each of our other three most highly compensated executive officers, who are collectively referred to as the “named executive officers,” for the last three fiscal years.
Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards (1)	Option Awards	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Mark Aslett President and Chief Executive Officer	2017	$550,923	—	$3,790,443	—	$560,000	$—	$9,950	$4,911,316
	2016	546,133	—	1,431,581	—	519,890	—	9,950	2,507,554
	2015	510,962	—	1,083,950	—	503,847	—	10,100	2,108,859
Christopher C. Cambria (5) EVP, General Counsel, and Secretary	2017	311,827	—	1,771,500	—	189,419	—	7,439	2,280,185

Gerald M. Haines II (6) EVP, Chief Financial Officer, and Treasurer	2017	340,046	—	1,326,665	—	207,000	—	8,333	1,882,044
	2016	338,595	—	429,471	—	196,156	—	8,162	972,384
	2015	316,796	—	788,550	—	186,766	—	8,878	1,300,990
Charles A. Speicher VP, Controller, Chief Accounting Officer, and Assistant Treasurer	2017	244,104	—	227,461	—	100,000	—	8,512	580,077
	2016	234,842	—	214,736	—	91,058	—	10,145	550,781
	2015	219,750	—	114,100	—	87,292	—	10,344	431,486
Didier M.C. Thibaud (7) EVP, Chief Operating Officer	2017	387,717	—	1,800,482	—	281,250	435	14,735	2,484,619
	2016	338,989	—	429,471	—	256,725	—	10,020	1,035,205
	2015	324,198	—	456,400	—	185,568	—	7,800	973,966

(1)
Represents the aggregate grant date fair value for equity awards made to our named executive officers in fiscal years 2015, 2016 and 2017. The amounts reported in this table do not reflect whether the named executive officer has actually realized a financial benefit from the award. Grant date fair value of equity awards is computed in accordance with Accounting Standards Codification Topic 718 (ASC Topic 718). For a discussion of the assumptions and methodologies used to calculate grant date fair value in this proxy statement, please refer to Note B of the financial statements in our annual report on Form 10-K for the fiscal year ended June 30, 2017. For the annual performance-based restricted stock awards and the acquisition incentive performance-based restricted stock awards, these amounts reflect the grant date fair value of such awards based upon the probable outcome at the time of grant. The maximum potential value of the annual performance-based restricted stock awards (assuming the highest level of performance achievement) that could have been earned in fiscal 2017 was: Mr. Aslett – $2,842,832; Mr. Cambria – $885,750; Mr. Haines – $995,016; Mr. Speicher – $341,191; and Mr. Thibaud – $1,350,379. The maximum potential value of the acquisition incentive performance-based restricted stock awards (assuming the highest level of performance achievement) that could have been earned in fiscal 2017 was: Mr. Aslett – $1,895,222; Mr. Haines – $663,320; and Mr. Thibaud – $900,229.

(2)	The aggregate amounts in this column reflect payments under our executive bonus program. The table below shows the components of our executive bonus program earned for fiscal 2017:

Name	Corporate Financial Performance Bonus	Over- Achievement Award	Total Non-Equity Incentive Plan Compensation
Mark Aslett	$560,000	$—	$560,000
Christopher C. Cambria	189,419	—	189,419
Gerald M. Haines II	207,000	—	207,000
Charles A. Speicher	100,000	—	100,000
Didier M.C. Thibaud	281,250	—	281,250
  (3) The amounts in this column reflect the aggregate change in the actuarial present value of Mr. Thibaud’s accumulated benefit under the retirement indemnities pension plan for our French national employees. Amounts under the plan are payable in Euros and the amounts listed in the table above have been converted to dollars using the exchange rate in effect at the end of the applicable fiscal year.
(4) The table below shows the components of this column for fiscal 2017:

Name	401(k) Plan Matching Contribution(a)	Perquisites and Other Personal Benefits(b)	Total All Other Compensation
Mark Aslett	$7,950	$2,000	$9,950
Christopher C. Cambria	7,439	—	7,439
Gerald M. Haines II	8,333	—	8,333
Charles A. Speicher	8,512	—	8,512
Didier M.C. Thibaud	13,732	1,003	14,735

(a)
The amounts in this column represent our matching contributions allocated to each of the named executive officers who participate in our 401(k) retirement savings plan (subject to IRS limits on contributions to the 401(k) plan). All such matching contributions vest based upon the same vesting schedule used for all other employees.

(b)	The amounts in this column include payments we made to or on behalf of the named executive officers for personal tax and financial planning.

(5)
Mr. Cambria joined the Company in August 2016. His non-equity incentive plan compensation is pro-rated for the portion of fiscal 2017 that he worked for the Company and his equity award reflects a new hire award.

(6)
Mr. Haines was appointed to the position of Executive Vice President, Chief Financial Officer, and Treasurer in September 2014 (fiscal 2015). The equity grant to Mr. Haines in fiscal 2015 reflects both his annual grant and his appointment as Executive Vice President, Chief Financial Officer, and Treasurer.

(7)
A portion of Mr. Thibaud’s salary in fiscal years 2015, 2016, and 2017 was paid in Euros. The salary column reflects the conversion of each monthly payment from Euros into U.S. Dollars (USD) based on the average conversion rate between Euros and USD for such month. The amounts in the “Non-Equity Incentive Plan Compensation” column were paid in USD.

Grants of Plan-Based Awards
The following table reflects: (i) the grant date fair value of equity awards granted to the named executive officers under the 2005 Plan during fiscal 2017; and (ii) the possible cash amounts that could have been earned under each element (i.e., corporate financial performance and over-achievement awards) of our executive bonus program for fiscal 2017. The actual payouts for fiscal 2017 under our annual executive bonus program are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

Grants of Plan-Based Awards—Fiscal 2017

Name		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark Aslett
Restricted Stock (2)	8/15/16	—	—	—	—	—	—	40,119	—	—	$947,611
Performance Stock (2)	8/15/16	—	—	—	—	40,119	120,357	—	—	—	947,611
Acquisition Incentive Performance Stock (3)	8/15/16	—	—	—	—	—	80,238				1,895,222
Corporate Financial Performance Bonus	(5)	280,000	560,000	560,000	—	—	—	—	—	—	—
Over-Achievement Award	(6)	—	—	560,000	—	—	—	—	—	—	—
Christopher C. Cambria
Restricted Stock (2)	8/15/16	—	—	—	—	—	—	37,500	—	—	885,750
Performance Stock (4)	8/15/16	—	—	—	—	37,500	37,500	—	—	—	885,750
Corporate Financial Performance Bonus	(5)	94,875	189,750	189,750	—	—	—	—	—	—	—
Over-Achievement Award	(6)	—	—	189,750	—	—	—	—	—	—	—
Gerald M. Haines II
Restricted Stock (2)	8/15/16	—	—	—	—	—	—	14,042	—	—	331,672
Performance Stock (2)	8/15/16	—	—	—	—	14,042	42,126	—	—	—	331,672
Acquisition Incentive Performance Stock (3)	8/15/16	—	—	—	—	—	28,083	—	—	—	663,320
Corporate Financial Performance Bonus	(5)	103,500	207,000	207,000	—	—	—	—	—	—	—
Over-Achievement Award	(6)	—	—	207,000	—	—	—	—	—	—	—
Charles A. Speicher
Restricted Stock (2)	8/15/16	—	—	—	—	—	—	4,815	—		113,730
Performance Stock (2)	8/15/16	—	—	—	—	4,815	14,445	—	—	—	113,730
Corporate Financial Performance Bonus	(5)	50,000	100,000	100,000	—	—	—	—	—	—	—
Over-Achievement Award	(6)	—	—	100,000	—	—	—	—	—	—	—
Didier M.C. Thibaud(7)
Restricted Stock (2)	8/15/16	—	—	—	—	—	—	19,057	—	—	450,126
Performance Stock (2)	8/15/16	—	—	—	—	19,057	57,171	—	—	—	450,126
Acquisition Incentive Performance Stock (3)	8/15/16	—	—	—	—	—	38,113	—	—	—	900,229
Corporate Financial Performance Bonus	(5)	140,625	281,250	281,250	—	—	—	—	—	—	—
Over-Achievement Award	(6)	—	—	281,250	—	—	—	—	—	—	—
(1) The amounts shown in this column have been calculated in accordance with FASB ASC Topic 718.

(2) These time-based restricted stock awards and performance restricted stock awards were granted under the 2005 Plan with an August 15, 2016 grant date. The time-based restricted share awards vest in three equal installments on each of the first three anniversaries of the grant date (August 15, 2016), contingent in each case on the executive remaining an employee as of each such date. The fiscal 2017 annual performance-based restricted stock awards vest based on relative performance to our peer group for the three-year period ending June 30, 2019. The vesting formula for the fiscal 2017 annual performance-based restricted stock awards is as set forth in the tables below but with the following performance periods and weightings: (i) a ratio of adjusted EBITDA to revenue for the three-year period ending June 30, 2019, percentile ranked relative to our peer group (75% weighting); and (ii) revenue growth percentage for the three-year period ending June 30, 2019, percentile ranked relative to our peer group (25% weighting). As with the time-based awards, vesting for the performance awards is contingent in each case on the executive remaining an employee as of each vesting date.

Vesting Formulas for the Fiscal 2017 Annual Performance-Based Restricted Share Awards

Fiscal 2017-2019 Company Adjusted EBITDA/ Revenue Percentile Compared to Peer Group Adjusted EBITDA/ Revenue Percentile (a)	Vesting %	Threshold/Cap
Less than 25th percentile	0%	Below Threshold
Between 25th percentile and 75th percentile	Straight line interpolation between 0% and 200%	Threshold
Between 75th percentile and 90th percentile	Straight line interpolation between 200% and 300%
Equal to 90th percentile	300%	Cap
Greater than 90th percentile	300%	Capped at 300%
(a) The term “adjusted EBITDA” for the each of the peer group companies shall mean “Adjusted EBITDA” as reported by Bloomberg for the applicable company. The term “adjusted EBITDA” for Mercury shall mean the non-GAAP measure defined as income (loss) from continuing operations before interest income and expense, income tax expense (benefit), depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, and litigation and settlement expenses. Adjusted EBITDA for Mercury for purposes of this equity award shall be calculated without adjusting for stock based compensation expense.

Fiscal 2017-2019 Company Revenue Growth Percentile Compared to Peer Group	Vesting %	Threshold/Cap
Less than 25th percentile	0%	Below Threshold
Between 25th percentile and 75th percentile	Straight line interpolation between 0% and 200%	Threshold
Between 75th percentile and 90th percentile	Straight line interpolation between 200% and 300%
Equal to 90th percentile	300%	Cap
Greater than 90th percentile	300%	Capped at 300%
The grant date fair value of the restricted stock award has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of grant.
(3) The fiscal 2017 acquisition incentive performance-based restricted stock awards vest based on revenue growth for fiscal 2017. Revenue growth is measured using $353.0 million as the starting point revenue. Vesting is subject to achieving a revenue threshold of $376 million and an adjusted EBITDA threshold of $86.5 million. As with the time-based awards, vesting for the performance awards is contingent in each case on the executive remaining an employee as of each vesting date.

Vesting Formula for Acquisition Integration Incentive Performance Restricted Stock Awards

Fiscal 2017 Performance Pro Forma Revenue Growth (1)	Vesting % (2)	Threshold/Cap
Less than or equal to 6.5%	0%	Below Threshold
Between 6.5% and 10%	Straight line interpolation between 0% and 100%
Equal to 10%	100%	Cap
Greater than 10%	100%	Capped at 100%

The grant date fair value of the restricted stock award has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of grant.

(4)
Mr. Cambria joined the Company in August 2016 and his equity grant reflects a new hire grant. The fiscal 2017 new hire performance-based restricted stock awards vest based on relative performance to our peer group for the three-year period ending June 30, 2019. The vesting formula for the fiscal 2017 new hire performance-based restricted stock awards is as set forth in the tables below but with the following performance periods and weightings: (i) a ratio of adjusted EBITDA to revenue for the three-year period ending June 30, 2019, percentile ranked relative to our peer group (75% weighting); and (ii) revenue growth percentage for the three-year period ending June 30, 2019, percentile ranked relative to our peer group (25% weighting). As with the time-based awards, vesting for the performance awards is contingent in each case on the executive remaining an employee as of each vesting date.

Vesting Formulas for the Fiscal 2017 New Hire Performance-Based Restricted Share Awards

Fiscal 2017-2019 Company Adjusted EBITDA/ Revenue Percentile Compared to Peer Group Adjusted EBITDA/ Revenue Percentile (a)	Vesting %	Threshold/Cap
Less than 25th percentile	0%	Below Threshold
Equal to 25th percentile	100%	Threshold; Cap
Greater than 25th percentile	100%	Cappped at 100%
(a) The term “adjusted EBITDA” for the each of the peer group companies shall mean “Adjusted EBITDA” as reported by Bloomberg for the applicable company. The term “adjusted EBITDA” for Mercury shall mean the non-GAAP measure defined as income (loss) from continuing operations before interest income and expense, income tax expense (benefit), depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, and litigation and settlement expenses. Adjusted EBITDA for Mercury for purposes of this equity award shall be calculated without adjusting for stock based compensation expense.

Fiscal 2017-2019 Company Revenue Growth Percentile Compared to Peer Group	Vesting %	Threshold/Cap
Less than 25th percentile	0%	Below Threshold
Equal to 25th percentile	100%	Threshold; Cap
Greater than 25th percentile	100%	Cappped at 100%

The grant date fair value of the restricted stock award has been calculated by multiplying the number of shares granted by the closing price of our common stock as reported on the NASDAQ Global Select Market on the date of grant.

(5)
The amounts shown in these rows reflect the possible cash amounts that could have been earned under the corporate financial performance portion of our executive bonus program for fiscal 2017 upon achievement of the threshold, target, and maximum performance objectives for that program. Payouts for corporate financial performance for fiscal 2017 were subject to the payout formula included in the Compensation Discussion & Analysis. The actual payouts for fiscal 2017 are reflected in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(6)
The amounts shown in these rows reflect the maximum cash amounts that could have been earned under the over-achievement portion of our executive bonus program for fiscal 2017. There are no minimum or target payouts under the over-achievement portion of our bonus program, only a cap. There was no over-achievement award pool for fiscal 2017 as the percentage of actual adjusted EBITDA to revenue for fiscal 2017 was 23.0%, and only performance in excess of 23% would fund the over-achievement award pool.

(7)
Mr. Thibaud’s threshold, target, and maximum performance targets under our executive bonus program for fiscal 2017 were based on a notional annual base salary of $375,000, and payments, if any, would have been made in USD. As explained in note 7 to the Summary Compensation Table, a portion of Mr. Thibaud’s salary is paid in Euros, and the amount of base salary reported in that table reflects fluctuations in the conversion rate between Euros and USD. These fluctuations are not taken into consideration in determining Mr. Thibaud’s target bonus or bonus payments.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables
Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.”
Our total compensation program consists of fixed elements, such as base salary and benefits, and variable performance-based elements, such as annual incentives and performance-based restricted shares. The Summary Compensation Table sets forth the base salary for each named executive officer, the value of any stock or option awards, payouts under our executive bonus program (in the “Non-Equity Incentive Plan Compensation” column), and all other compensation payable to the named executive officer.
The potential payouts under our executive bonus program are set forth in the Grants of Plan-Based Awards Table. The corporate financial performance portion and the over-achievement portion of our executive bonus program are shown as separate line items as the threshold, target, and maximum amounts differ. The threshold targets for the corporate financial performance portion of the executive bonus program for fiscal 2017 were met, and corporate financial performance bonuses were paid under the terms of the program. There was no over-achievement award pool for fiscal 2017 as the percentage of actual adjusted EBITDA to revenue for fiscal 2017 was 23.0%, and only performance in excess of 23% would fund the over-achievement award pool.

Outstanding Equity Awards at 2017 Fiscal Year-End
The following table shows information on all outstanding stock options and unvested restricted stock awards held by the named executive officers at the end of the last fiscal year. The table also shows the market value of unvested restricted stock awards at the end of the last fiscal year. This represents the number of unvested restricted shares at fiscal year-end, multiplied by the $42.09 closing price of our common stock on the NASDAQ Global Select Market on June 30, 2017, the last trading day of fiscal 2017.

Outstanding Equity Awards at Fiscal Year-End 2017

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark Aslett	—	—	—	—	30,671	(2)	1,290,942
	—	—	—	—	15,833	(3)	666,411
	—	—	—	—	15,833	(4)	666,411
	—	—	—	—	30,298	(5)	1,275,243
	—	—	—	—	45,447	(6)	1,912,864
	—	—	—	—	40,119	(8)	1,688,609
	—	—	—	—	40,119	(9)	1,688,609
	—	—	—	—	80,238	(10)	3,377,217
Christopher C. Cambria	—	—	—	—	37,500	(8)	1,578,375
	—	—	—	—	37,500	(11)	1,578,375
Gerald M. Haines II	—	—	—	—	11,041	(2)	464,716
	—	—	—	—	5,833	(3)	245,511
	—	—	—	—	5,833	(4)	245,511
	—	—	—	—	5,833	(7)	245,511
	—	—	—	—	5,833	(4)	245,511
	—	—	—	—	9,089	(5)	382,556
	—	—	—	—	13,634	(6)	573,855
	—	—	—	—	14,042	(8)	591,028
	—	—	—	—	14,042	(9)	591,028
	—	—	—	—	28,083	(10)	1,182,013
Charles A. Speicher	—	—	—	—	3,680	(2)	154,891
	—	—	—	—	1,666	(3)	70,122
	—	—	—	—	1,666	(4)	70,122
	—	—	—	—	4,544	(5)	191,257
	—	—	—	—	6,817	(6)	286,928
	—	—	—	—	4,815	(8)	202,663
	—	—	—	—	4,815	(9)	202,663
Didier M.C. Thibaud	—	—	—	—	18,402	(2)	774,540
	—	—	—	—	6,666	(3)	280,572
	—	—	—	—	6,666	(4)	280,572
	—	—	—	—	9,089	(5)	382,556
	—	—	—	—	13,634	(6)	573,855
	—	—	—	—	19,057	(8)	802,109
	—	—	—	—	19,057	(9)	802,109
	—	—	—	—	38,113	(10)	1,604,176

(1)	Securities underlying stock options are shares of our common stock.

(2)
These restricted share awards vest in four equal installments on each of the first four anniversaries of the grant date (August 15, 2013), contingent in each case on the executive remaining an employee as of each such date.

(3)
These restricted share awards vest in three equal installments on each of the first three anniversaries of the grant date (August 15, 2014), contingent in each case on the executive remaining an employee as of each such date.

(4)
For these performance restricted stock awards, the performance metric provides for no vesting unless the Company achieves at least two-thirds of its targeted operating objective of at least 18% adjusted EBITDA to revenue and full vesting if 18% or more is achieved. There is no upside component to the performance restricted stock awards. The vesting formula for the fiscal 2015 performance-based restricted share award is as set forth in the table below but with the following performance periods and weightings: (i) up to one-third of the awards vest based on achieving financial goals for the one-year period ending June 30, 2015, (ii) up to one-third of the awards vest based on achieving financial goals for the two-year period ending June 30, 2016, and (iii) up to one-third of the awards vest based on achieving financial goals for the three-year period ending June 30, 2017. As with the time-based awards, vesting for the performance awards is contingent in each case on the executive remaining an employee as of each vesting date. The performance restricted stock award granted to Mr. Haines upon his appointment as Chief Financial Officer in September 2014 uses the same performance objectives as the fiscal 2015 annual performance-based restricted stock awards.

Vesting Formula for the Fiscal 2015 Performance-Based Restricted Share Awards

Ratio of Adjusted EBITDA/ Revenue for Performance Period	Vesting %	Threshold, Target, and Maximum
Less than 12%	—%	Below Threshold
Equal to 12%	66.67%	Threshold
Between 12% and 18%	Straight line interpolation between 66.67% and 100%
18% or more	100%	Target (Capped)

(5)
These restricted share awards vest in three equal installments on each of the first three anniversaries of the grant date (August 17, 2015), contingent in each case on the executive remaining an employee as of each such date.

(6)
For these performance restricted stock awards, the performance metric provides for no vesting unless the Company achieves at least two-thirds of its targeted operating objective of at least 18% adjusted EBITDA to revenue and full vesting if 18% or more is achieved. There is no upside component to the performance restricted stock awards. The vesting formula for the fiscal 2016 performance-based restricted share award is as set forth in the table below but with the following performance periods and weightings: (i) up to two-thirds of the awards vest based on achieving financial goals for the two-year period ending June 30, 2017, and (ii) up to one-third of the awards vest based on achieving financial goals for the three-year period ending June 30, 2018. As with the time-based awards, vesting for the performance awards is contingent in each case on the executive remaining an employee as of each vesting date.

Vesting Formula for the Fiscal 2016 Performance-Based Restricted Share Awards

Ratio of Adjusted EBITDA/ Revenue for Performance Period	Vesting %	Threshold, Target, and Maximum
Less than 12%	—%	Below Threshold
Equal to 12%	66.67%	Threshold
Between 12% and 18%	Straight line interpolation between 66.67% and 100%
18% or more	100%	Target (Capped)

(7)
These restricted share awards vest in three equal installments on each of the first three anniversaries of the grant date (September 3, 2014), contingent in each case on the executive remaining an employee as of each such date.

(8)
These restricted share awards vest in three equal installments on each of the first three anniversaries of the grant date (August 15, 2016), contingent in each case on the executive remaining an employee as of each such date.

(9)
The fiscal 2017 annual performance-based restricted stock awards vest based on relative performance to our peer group for the three-year period ending June 30, 2019. The vesting formula for the fiscal 2017 annual performance-based restricted stock awards is as set forth in the tables below but with the following performance periods and weightings: (i) a ratio of adjusted EBITDA to revenue for the three-year period ending June 30, 2019, percentile ranked relative to our peer group (75% weighting); and (ii) revenue growth percentage for the three-year period ending June 30, 2019, percentile ranked relative to our peer group (25% weighting). As with the time-based awards, vesting for the performance awards is contingent in each case on the executive remaining an employee as of each vesting date.

Vesting Formulas for the Fiscal 2017 Annual Performance-Based Restricted Share Awards

Fiscal 2017-2019 Company Adjusted EBITDA/ Revenue Percentile Compared to Peer Group Adjusted EBITDA/ Revenue Percentile (a)	Vesting %	Threshold/Cap
Less than 25th percentile	0%	Below Threshold
Between 25th percentile and 75th percentile	Straight line interpolation between 0% and 200%	Threshold
Between 75th percentile and 90th percentile	Straight line interpolation between 200% and 300%
Equal to 90th percentile	300%	Cap
Greater than 90th percentile	300%	Capped at 300%
(a) The term “adjusted EBITDA” for the each of the peer group companies shall mean “Adjusted EBITDA” as reported by Bloomberg for the applicable company. The term “adjusted EBITDA” for Mercury shall mean the non-GAAP measure defined as income (loss) from continuing operations before interest income and expense, income tax expense (benefit), depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, and litigation and settlement expenses. Adjusted EBITDA for Mercury for purposes of this equity award shall be calculated without adjusting for stock based compensation expense.

Fiscal 2017-2019 Company Revenue Growth Percentile Compared to Peer Group	Vesting %	Threshold/Cap
Less than 25th percentile	0%	Below Threshold
Between 25th percentile and 75th percentile	Straight line interpolation between 0% and 200%	Threshold
Between 75th percentile and 90th percentile	Straight line interpolation between 200% and 300%
Equal to 90th percentile	300%	Cap
Greater than 90th percentile	300%	Capped at 300%

(10)
The fiscal 2017 acquisition incentive performance-based restricted stock awards vest based on revenue growth for fiscal 2017. Revenue growth is measured using $353.0 million as the starting point revenue. Vesting is subject to achieving a revenue threshold of $376 million and an adjusted EBITDA threshold of $86.5 million. As with the time-based awards, vesting for the performance awards is contingent in each case on the executive remaining an employee as of each vesting date.

Vesting Formula for Acquisition Integration Incentive Performance Restricted Stock Awards

Fiscal 2017 Performance Pro Forma Revenue Growth (1)	Vesting % (2)	Threshold/Cap
Less than or equal to 6.5%	0%	Below Threshold
Between 6.5% and 10%	Straight line interpolation between 0% and 100%
Equal to 10%	100%	Cap
Greater than 10%	100%	Capped at 100%

(11)
Mr. Cambria joined the Company in August 2016 and his equity grant reflects a new hire grant. The fiscal 2017 new hire performance-based restricted stock awards vest based on relative performance to our peer group for the three-year period ending June 30, 2019. The vesting formula for the fiscal 2017 new hire performance-based restricted stock awards is as set forth in the tables below but with the following performance periods and weightings: (i) a ratio of adjusted EBITDA to revenue for the three-year period ending June 30, 2019, percentile ranked relative to our peer group (75% weighting); and (ii) revenue growth percentage for the three-year period ending June 30, 2019, percentile ranked relative to our peer group (25% weighting). As with the time-based awards, vesting for the performance awards is contingent in each case on the executive remaining an employee as of each vesting date.

Vesting Formulas for the Fiscal 2017 New Hire Performance-Based Restricted Share Awards

Fiscal 2017-2019 Company Adjusted EBITDA/ Revenue Percentile Compared to Peer Group Adjusted EBITDA/ Revenue Percentile (a)	Vesting %	Threshold/Cap
Less than 25th percentile	0%	Below Threshold
Equal to 25th percentile	100%	Threshold; Cap
Greater than 25th percentile	100%	Cappped at 100%

(a) The term “adjusted EBITDA” for the each of the peer group companies shall mean “Adjusted EBITDA” as reported by Bloomberg for the applicable company. The term “adjusted EBITDA” for Mercury shall mean the non-GAAP measure defined as income (loss) from continuing operations before interest income and expense, income tax expense (benefit), depreciation, amortization of intangible assets, restructuring and other charges, impairment of long-lived assets, acquisition and financing costs, fair value adjustments from purchase accounting, and litigation and settlement expenses. Adjusted EBITDA for Mercury for purposes of this equity award shall be calculated without adjusting for stock based compensation expense.

Fiscal 2017-2019 Company Revenue Growth Percentile Compared to Peer Group	Vesting %	Threshold/Cap
Less than 25th percentile	0%	Below Threshold
Equal to 25th percentile	100%	Threshold; Cap
Greater than 25th percentile	100%	Cappped at 100%
Options Exercised and Stock Vested
The following table shows stock option exercises by the named executive officers during the last fiscal year, including the aggregate value realized upon exercise. This represents the excess of the fair market value, at the time of exercise, of the common stock acquired at exercise over the exercise price of the options. In addition, the table shows the number of shares of restricted stock held by the named executive officers that vested during the last fiscal year, including the aggregate value realized upon vesting. This represents, as of each vesting date, the number of shares vesting on such date, multiplied by the closing price of our common stock on the NASDAQ Global Select Market on such date.
Option Exercises and Stock Vested—Fiscal 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark Aslett	—	$—	164,111	$3,869,182
Christopher C. Cambria	—	—	—	—
Gerald M. Haines II	—	—	59,700	1,399,345
Charles A. Speicher	—	—	14,795	348,390
Didier M.C. Thibaud	30,000	820,000	77,881	1,837,413
Pension Benefits
The following table shows the actuarial present value of the pension benefit for the named executive officers as of June 30, 2017, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for fiscal 2017. The retirement indemnities pension plan covers eligible French national employees as required by French law. During fiscal 2017, Mr. Thibaud was the only named executive officer to participate in the plan.

Pension Benefits—Fiscal 2017

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Fiscal 2017
Didier M.C. Thibaud	Retirement Indemnities Pension Plan	19.9	$63,468	$—

(1)
The actuarial present value of Mr. Thibaud’s pension benefit as of June 30, 2017, is calculated in Euros. The dollar amount set forth above reflects the exchange rate at June 30, 2017. The actuarial present value assumes a 1.3% discount rate and an age of retirement of 63 years.

Potential Payments upon Termination of Employment or Change in Control
Potential Payments to Mr. Aslett upon Termination of Employment
In connection with his appointment as President and Chief Executive Officer in 2007, we entered into an employment agreement with Mr. Aslett, a description of which can be found under the heading “Agreements with Named Executive Officers” below. Mr. Aslett’s employment agreement provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.”
“Cause” is defined in the employment agreement to include: (1) conduct constituting a material act of willful misconduct in connection with the performance of Mr. Aslett’s duties, including, without limitation, misappropriation of funds or property of Mercury; (2) conviction of, or plea of “guilty” or “no contest” to, any felony or any conduct by Mr. Aslett that would reasonably be expected to result in material injury to Mercury if he were retained in his position; (3) continued, willful, and deliberate non-performance by Mr. Aslett of his duties under the agreement which continues for 30 days following notice; (4) breach by Mr. Aslett of certain non-competition and non-disclosure covenants; (5) a violation by Mr. Aslett of Mercury’s employment policies which continues following written notice; or (6) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. For purposes of clauses (1), (3), and (6), no act, or failure to act, on Mr. Aslett’s part will be deemed “willful” unless done, or omitted to be done, by him without reasonable belief that his act or failure to act, was in the best interest of Mercury.
“Good Reason” is defined in the employment agreement to include: (1) a material diminution in Mr. Aslett’s responsibilities, authority, or duties; (2) a material diminution in Mr. Aslett’s base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; (3) a material change in the geographic location at which Mr. Aslett provides services to Mercury; or (4) the material breach of the agreement by us. To terminate his employment for “good reason,” Mr. Aslett must follow a specified process described in the employment agreement.
Upon the termination of Mr. Aslett’s employment by us without “cause” or by him for “good reason,” Mr. Aslett will be entitled to receive an amount equal to the sum of his base salary and target bonus under our annual executive bonus program, payable over a 12-month period. In addition, Mr. Aslett is entitled to continue to participate in our group health, dental, and vision program for 24 months.
The following chart illustrates the benefits that would have been received by Mr. Aslett under his employment agreement had his employment been terminated by us without “cause” or voluntarily terminated by him with “good reason.” These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to Mr. Aslett upon the occurrence of such events, which amounts would only be known at the time that Mr. Aslett became entitled to such benefits.

	Cash Severance (1)	Health Benefits (2)	Total
Involuntary Termination Without Cause or Voluntary Termination for Good Reason	$1,120,000	$35,035	$1,155,035

(1)	This amount represents the aggregate amount of Mr. Aslett’s annual base salary and target bonus under our executive bonus program for fiscal 2017.

(2)	The value of health, dental, and vision insurance benefits is based on the type of coverage we carried for Mr. Aslett as of June 30, 2017, and the costs associated with such coverage on that date.

Potential Payments to Messrs. Cambria, Haines, Speicher, and Thibaud upon Termination of Employment
Effective in August 2018, we agreed to provide certain severance benefits to to each of our non-CEO named executive officers, a description of which agreement can be found under the heading “Agreements with Named Executive Officers” below. Such agreement provides for termination and severance benefits in the case of a termination of the executive's employment by us without “cause” or by the executive for “good reason.”
“Cause” is defined to include: (1) the willful and continued failure by the executive to perform substantially the duties and responsibilities of his position with Mercury after written demand; (2) the conviction of the executive by a court of competent jurisdiction for felony criminal conduct or a plea of nolo contendere to a felony; or (3) the willful engaging by the executive in fraud, dishonesty, or other misconduct which is demonstrably and materially injurious to Mercury or our reputation, monetarily, or otherwise. No act, or failure to act, on the executive’s part will be deemed “willful” unless committed or omitted by the executive in bad faith and without reasonable belief that his act or failure to act was in, or not opposed to, the best interest of Mercury.
“Good Reason” is defined in the agreement to include: (1) a material diminution in the executive's responsibilities, authority, or duties as in effect on the date of the agreement; (2) a material diminution in the executive's annual base salary, except for across-the-board salary reductions based on our financial performance similarly affecting all or substantially all senior management employees of Mercury; or (3) a material change in the geographic location at which the executive provides services to Mercury.
Under the agreement, if we terminate the executive's employment without “cause” or the executive his employment for “good reason,” then we will pay the executive a severance amount equal to one times his annual base salary. In such event, we also will pay for certain insurance benefits and outplacement services.
The following chart illustrates the benefits that would have been received by each of our non-CEO named executive officers under his agreement had either his employment been terminated by us without “cause” or by him with “good reason.” These amounts are estimates only and do not necessarily reflect the actual amounts that would be payable to the executive upon the occurrence of such events, which amounts would only be known at the time that the executive became entitled to such benefits.

	Cash Severance	Health Benefits	(1)	Outplacement Services	Total
Christopher C. Cambria	$345,000	$10,506		$30,000	$385,506
Gerald M. Haines II	345,000	$17,517		30,000	$392,517
Charles A. Speicher	250,000	$17,522		30,000	$297,522
Didier M.C. Thibaud	375,000	$11,930		30,000	$416,930

(1)	The value of health, dental, and vision insurance benefits is based on the type of coverage we carried for the executive as of June 30, 2017, and the costs associated with such coverage on that date.
Potential Payments to Named Executive Officers upon Termination of Employment following a Change in Control
We have entered into change in control severance agreements with our CEO and certain of our other executive officers. For fiscal 2017, we had such agreements in effect with the following named executive officers: Mr. Aslett; Mr. Cambria; Mr. Haines; Mr. Speicher; and Mr. Thibaud.
A change in control includes, among other events and subject to certain exceptions, the acquisition by any person of beneficial ownership of 30% or more of our outstanding common stock. If a tender offer or exchange offer is made for more than 30% of our outstanding common stock, the executive has agreed not to leave our employ, except in the case of disability or retirement and certain other circumstances, and to continue to render services to Mercury until such offer has been abandoned or terminated or a change in control has occurred.
The Compensation Committee worked with Radford as compensation consultant to provide market data and analysis of market practices for such agreements in the period of time since Mercury’s prior forms of such agreements were adopted.

Chief Executive Officer
The CEO is entitled to severance benefits if, within 24 months after a change in control of Mercury (or during a potential change in control period provided that a change in control takes place within 24 months thereafter), the CEO’s employment is terminated (1) by us other than for “cause” or disability or (2) by the CEO for “good reason.” “Cause” is defined in the agreement to include the CEO’s willful failure to perform his duties, conviction of the executive for a felony, and the CEO’s willful engaging in fraud, dishonesty, or other conduct demonstrably and materially injurious to Mercury. “Good Reason” is defined in the agreement to include an adverse change in the CEO’s status or position with Mercury, a reduction in base salary or annual target bonus, failure to maintain the CEO’s participation in existing or at least equivalent health and benefit plans, and a significant relocation of the CEO’s principal office.
Severance benefits under the agreement include the following, in addition to the payment of any earned or accrued but unpaid compensation for services previously rendered:

•	a lump sum cash payment equal to two times (2x) the sum of the CEO’s then current annualized base salary and bonus target under our annual executive bonus plan (excluding any over-achievement awards);

•	payment of the cost of providing the executive with outplacement services up to a maximum of $45,000; and

•	payment of the cost of providing the CEO with health and dental insurance up to 24 months following such termination on the same basis as though the CEO had remained an active employee.

•
In addition, if the CEO’s employment is terminated within 24 months after a change in control (or during a potential change in control period provided that a change in control takes place within 24 months thereafter), vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.

Payment of the above-described severance benefits is subject to the CEO releasing all claims against Mercury other than claims that arise from Mercury’s obligations under the severance agreement. In addition, if the CEO is party to an employment agreement with Mercury providing for change in control payments or benefits, the CEO will receive the benefits payable under this agreement and not under the employment agreement.
The agreement provides for a reduction of payments and benefits payable under the agreement to a level where the CEO would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the CEO in a better after-tax position than if the payments and benefits were paid in full. In addition, the agreement provides for the payment by Mercury of the CEO’s legal fees and expenses incurred in connection with good faith disputes under the agreement.
The agreement continues in effect through June 30, 2018, subject to automatic one-year extensions thereafter unless notice is given of our or the CEO’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for not less than 24 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the agreement, we and the CEO may terminate the CEO’s employment at any time.
Non-CEO Executives
The executive is entitled to severance benefits if, within 18 months after a change in control of Mercury (or during a potential change in control period provided that a change in control takes place within 18 months thereafter), the executive’s employment is terminated (1) by us other than for “cause” or disability or (2) by the executive for “good reason.” “Cause” is defined in each agreement to include the executive’s willful failure to perform his duties, conviction of the executive for a felony, and the executive’s willful engaging in fraud, dishonesty, or other conduct demonstrably and materially injurious to Mercury. “Good Reason” is defined in each agreement to include an adverse change in the executive’s status or position with Mercury, a reduction in base salary or annual target bonus, failure to maintain the executive’s participation in existing or at least equivalent health and benefit plans, and a significant relocation of the executive’s principal office.
Severance benefits under each agreement include the following, in addition to the payment of any earned or accrued compensation for services previously rendered:

•
a lump sum cash payment equal to one and one-half times (1.5x) the sum of the executive’s then current annualized base salary and bonus target under our annual executive bonus plan (excluding any over-achievement awards);

•	payment of the cost of providing the executive with outplacement services up to a maximum of $45,000; and

•	payment of the cost of providing the executive with health and dental insurance up to 18 months following such termination on the same basis as though the executive had remained an active employee.

•
In addition, if the executive’s employment is terminated within 18 months after a change in control (or during a potential change in control period provided that a change in control takes place within 18 months thereafter), vesting of all his then outstanding stock options and other stock-based awards immediately accelerates and all such awards become exercisable or non-forfeitable.

Payment of the above-described severance benefits is subject to the executive releasing all claims against Mercury other than claims that arise from Mercury’s obligations under the severance agreement. In addition, if the executive is party to an employment agreement with Mercury providing for change in control payments or benefits, the executive will receive the benefits payable under this agreement and not under the employment agreement.
Each agreement provides for a reduction of payments and benefits payable under the agreement to a level where the executive would not be subject to the excise tax pursuant to section 4999 of the Code, but only if such reduction would put the executive in a better after-tax position than if the payments and benefits were paid in full. In addition, each agreement provides for the payment by Mercury of the executive’s legal fees and expenses incurred in connection with good faith disputes under the agreement.
The agreements continue in effect through June 30, 2018, subject to automatic one-year extensions thereafter unless notice is given of our or the executive’s intention not to extend the term of the agreement; provided, however, that the agreement continues in effect for not less than 18 months following a change in control that occurs during the term of the agreement. Except as otherwise provided in the agreement, we and each executive may terminate the executive’s employment at any time.
The following table sets forth an estimate of the aggregate severance benefits for each of our named executive officers assuming the triggering event occurred on June 30, 2017, all pursuant to the terms of each executive’s change in control severance agreement as described above:

Name	Salary/Bonus Lump Sum	Restricted Stock Acceleration (1)	Outplacement Services (2)	Health Benefits (3)	Total
Mark Aslett	$2,240,000	$12,566,306	$45,000	$35,035	$14,886,341
Christopher C. Cambria	828,000	3,156,750	45,000	15,759	4,045,509
Gerald M. Haines II	828,000	4,767,240	45,000	26,276	5,666,516
Charles A. Speicher	525,000	1,178,646	45,000	26,283	1,774,929
Didier M.C. Thibaud	984,375	5,500,490	45,000	17,895	6,547,760

(1)
The amounts shown in this column represent the closing price of our common stock on the NASDAQ Global Select Market on June 30, 2017 ($42.09) multiplied by the number of restricted shares that would have vested upon the occurrence of a change in control.

(2)	This amount represents the maximum amount of outplacement services to which the executive is entitled under the agreement.

(3)
The value of health and dental insurance benefits is based on the type of coverage we carried for the named executive officer as of June 30, 2017 and the costs associated with such coverage on such date.

Agreements with Named Executive Officers
Employment Agreement with Mr. Aslett
In November 2007, we entered into an employment agreement with Mr. Aslett. The agreement provides for an 18-month term, but automatically renews for additional one-year periods unless an advance notice of non-renewal is provided by either party to the other at least 180 days prior to the expiration of the then-current term.

Under the employment agreement, Mr. Aslett’s annual base salary will be $500,000, subject to annual review by the Board in our first fiscal quarter. In September 2009, we amended Mr. Aslett’s employment agreement to reflect that we terminated the Long Term Incentive Plan and that he is entitled to participate in our annual executive bonus program in an amount determined by the Board in accordance with the terms of the program. In August 2017, we amended Mr. Aslett's employment agreement to provide that he is entitled to continue to participate in our group health, dental, and vision programs for 24 months, an increase from the 18 months in his original employment agreement.
The employment agreement provides for termination and severance benefits in the case of a termination of Mr. Aslett’s employment by us without “cause” or by Mr. Aslett for “good reason.” A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Mr. Aslett upon Termination of Employment.”

Severance Agreements with Non-CEO Named Executive Officers
We have entered into agreements with each of our non-CEO named executive officers providing for certain severance benefits. Under the terms of the agreement, if we terminate the executive's employment without “cause” or the executive terminates his employment for “good reason,” then we will pay the executive a severance amount equal to one times his annual base pay. In such event, we also will pay for certain insurance benefits and outplacement services. A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Messrs. Cambria, Haines, Speicher, and Tbibaud upon Termination of Employment.”
Change-in-Control Agreements
We also have entered into agreements with each named executive officer providing for certain benefits in the event of a change in control of Mercury. A description of these benefits can be found above under the heading “Potential Payments upon Termination or Change in Control—Potential Payments to Named Executive Officers upon Termination of Employment following a Change in Control.”

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement, and based on such review and discussion, the Compensation Committee recommended to Mercury’s Board that the Compensation Discussion and Analysis be included in this proxy statement and be incorporated by reference into Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2017.
By the Compensation Committee of the Board of
Directors of Mercury Systems, Inc.
Michael A. Daniels, Chairman
Mary Louise Krakauer
George K. Muellner
Vincent Vitto

REPORT OF THE AUDIT COMMITTEE
The following is the report of the Audit Committee of the Board of Directors of Mercury with respect to Mercury’s audited consolidated financial statements for the fiscal year ended June 30, 2017. Management is responsible for Mercury’s internal controls and financial reporting. Mercury’s independent registered public accounting firm is responsible for performing an audit of Mercury’s consolidated financial statements, expressing an opinion as to their conformity with U.S. generally accepted accounting principles and expressing an opinion on the effectiveness of internal control over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.
The Audit Committee reviewed Mercury’s audited consolidated financial statements for the fiscal year ended June 30, 2017, and discussed these consolidated financial statements with Mercury’s management. Management represented to the Audit Committee that Mercury’s consolidated financial statements had been prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also reviewed and discussed the audited consolidated financial statements and the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, with Mercury’s independent registered public accounting firm. The Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. Further, the Audit Committee has discussed with the independent registered public accounting firm its independence.
Based on its review and the discussions with management and the independent registered public accounting firm described above, and its review of the information provided by management and the independent registered public accounting firm, the Audit Committee recommended to Mercury’s Board that the audited consolidated financial statements be included in Mercury’s annual report on Form 10-K for the fiscal year ended June 30, 2017.
By the Audit Committee of the Board of
Directors of Mercury Systems, Inc.
William K. O’Brien, Chairman
James K. Bass
Lisa S. Disbrow
Mark S. Newman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm to audit Mercury’s consolidated financial statements for the fiscal year ending June 30, 2018. KPMG served as our independent registered public accounting firm for the fiscal years ended June 30, 2017 and 2016. A representative of KPMG is expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement if he or she desires and to respond to appropriate questions.
What were the fees of our independent registered public accounting firm for services rendered to us during the last two fiscal years?
The aggregate fees for professional services rendered to us by KPMG, our independent registered public accounting firm, for the fiscal years ended June 30, 2017 and 2016 were as follows:

	Fiscal 2017	Fiscal 2016
Audit	$1,706,500	$1,802,000
Audit-Related	180,000	1,007,861
Tax	10,800	149,220
All Other	—	—
	$1,897,300	$2,959,081
Audit fees for fiscal years 2017 and 2016 were for professional services provided for the audits of our consolidated financial statements and our internal control over financial reporting as well as reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q. Audit fees for fiscal years 2017 and 2016 also were for consents relating to registration statements in each fiscal year and for the auditor comfort letter provided in connection with the Company's underwritten follow-on common stock offerings in fiscal 2017 and 2016.
For fiscal year 2017, audit-related fees included professional service fees related to the acquisition of CES Creative Electronic Systems SA. For fiscal year 2016, audit-related fees included professional service fees related to the acquisition of the embedded security, RF and microwave, and custom microelectronics business of the Power and Microelectronics Group of Microsemi Corporation, the acquisition of Lewis Innovative Technologies, Inc., and due diligence reviews of other potential acquisition candidates.
Tax fees for fiscal years 2017 and 2016 were for tax return preparation and related consulting, as well as miscellaneous tax advice regarding state income tax filings and potential business reorganizations.
What is the Audit Committee’s pre-approval policy?
The Audit Committee pre-approves all auditing services and the terms of non-audit services provided by our independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the committee determines that the non-audit services do not impair the independence of the independent registered public accounting firm.
In situations where it is impractical to wait until the next regularly scheduled quarterly meeting, the chairman of the committee has been delegated authority to approve audit and non-audit services to be provided by our independent registered public accounting firm. Fees payable to our independent registered public accounting firm for any specific, individual service approved by the chairman pursuant to the above-described delegation of authority may not exceed $100,000, and the chairman is required to report any such approvals to the full committee at its next scheduled meeting. In addition, the Audit Committee has pre-approved a list of acceptable services and fees payable to KPMG in an aggregate amount of up to $25,000 per quarter for such services, including without limitation audit and allowable non audit, tax consulting, and M&A transactional services.  This pre-approval is for small projects needing quick reaction and judged by the Audit Committee not to raise any independence issues with KPMG. Such projects and fees are required to be presented in detail at the next Audit Committee meeting.
The Audit Committee has considered and determined that the provision of the non-audit services described is compatible with maintaining the independence of our registered public accounting firm.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2017, Michael A. Daniels, George K. Muellner, and Vincent Vitto served on the Compensation Committee for the entire fiscal year. No member of the committee is a present or former officer or employee of Mercury or any of its subsidiaries or had any business relationship or affiliation with Mercury or any of its subsidiaries (other than his service as a director) requiring disclosure in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our officers and directors and persons beneficially owning more than 10% of our outstanding common stock to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Officers, directors, and beneficial owners of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on copies of such forms furnished as provided above, or written representations that no Forms 5 were required, we believe that during the fiscal year ended June 30, 2017, all Section 16(a) filing requirements applicable to our officers, directors, and beneficial owners of greater than 10% of our common stock were complied with.

SHAREHOLDER PROPOSALS FOR THE 2018 ANNUAL MEETING
Under regulations adopted by the SEC, any shareholder proposal submitted for inclusion in Mercury’s proxy statement relating to the 2018 annual meeting of shareholders must be received at our principal executive offices on or before May 23, 2018. In addition to the SEC requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals relating to the election of directors, are to be considered at the 2018 annual meeting, notice of them, whether or not they are included in Mercury’s proxy statement and form of proxy, must be given by personal delivery or by United States mail, postage prepaid, to the Secretary no earlier than May 21, 2018 and no later than June 20, 2018. The notice must include the information set forth in our by-laws. Proxies solicited by the Board will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.
It is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS
We know of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment.

ANNUAL REPORT ON FORM 10-K
You may obtain a copy of our annual report on Form 10-K for the fiscal year ended June 30, 2017 (without exhibits) without charge by writing to: Investor Relations, Mercury Systems, Inc., 50 Minuteman Road, Andover, Massachusetts 01810.

By Order of the Board of Directors

Christopher C. Cambria
Secretary
Andover, Massachusetts
September 5, 2017

Appendix A

Below is a reconciliation between adjusted EBITDA and the most comparable GAAP financial metric.

(in thousands)	Fiscal 2017
Net income	$24,875
Interest expense (income), net	7,106
Tax provision (benefit)	6,193
Depreciation	12,589
Amortization of intangible assets	19,680
Restructuring and other charges	1,952
Impairment of long-lived assets	—
Acquisition and financing costs	2,389
Fair value adjustments from purchase accounting	3,679
Litigation and settlement expenses	117
Stock-based compensation expense	15,341
Adjusted EBITDA	$93,921

mercury systems™

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IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

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MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2 and 4 and "1 Year" for Proposal 3.

Class I Director:

	For	Withhold
01 - Lisa S. Disbrow	☐	☐

Class II Directors:

	For	Withhold
02 - Mark Aslett	☐	☐
03 - Mary Louise Krakauer	☐	☐
04 - William K. O'Brien	☐	☐

	For	Against	Abstain
2. To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐
4. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2018.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
3. To approve, on an advisory basis, the frequency of say-on-pay votes.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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Dear Shareholder:

Please take note of the important information enclosed with this proxy card. There are a number of issues related to the management of your company that require your immediate attention and approval. These are discussed in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the appropriate boxes on this proxy card to indicate how your shares will be voted. Then sign the card, and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders on October 18, 2017.

Thank you in advance for your prompt consideration of this matter.

Sincerely,

Mercury Systems, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on October 18, 2017: The Notice of Annual Meeting, Proxy Statement and 2017 Annual Report to Shareholders are available at www.edocumentview.com/MRCY.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

mercury systems™

Proxy — Mercury Systems, Inc.

50 MINUTEMAN ROAD
ANDOVER, MASSACHUSETTS 01810

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark Aslett, Gerald M. Haines II, and Christopher C. Cambria, and each of them singly, with full power of substitution, proxies to represent the undersigned at the Annual Meeting of Shareholders of Mercury Systems, Inc. to be held on October 18, 2017 at 10:00 a.m., local time, at Mercury's offices at 3601 East University Drive, Phoenix, Arizona 85034, and at any adjournments or postponements thereof, to vote in the name and place of the undersigned, with all powers which the undersigned would possess if personally present, upon the proposals set forth on the reverse side of this proxy card.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying Notice of the Annual Meeting of Shareholders and the Proxy Statement with respect thereto and hereby revoke(s) any proxy or proxies heretofore given.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES, FOR PROPOSALS 2 AND 4 AND 1 YEAR FOR PROPOSAL 3, AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN THIS PROXY IN THE SPACE PROVIDED AND RETURN IT IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON.